SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-12

HERCULES INCORPORATED
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[X ]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

[ ]	Fee paid previously by written preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

EXPLANATORY NOTE

The purpose of this Amendment is to add the Schedule 14A cover page which was inadvertently omitted from the Preliminary Proxy Statement filed earlier today. Except for the Schedule 14A cover page added hereby, the attached Preliminary Proxy Statement is the same as the earlier filed Preliminary Proxy Statement.

PRELIMINARY COPY

2007 Proxy Statement
Invitation to 2007 Annual Meeting of Shareholders

Hercules Incorporated, Hercules Plaza, 1313 North Market Street

Wilmington, Delaware 19894-0001 (302) 594-5000

Hercules Incorporated Hercules Plaza 1313 North Market Street Wilmington, DE 19894-0001 John K. Wulff
Chairman of the Board

Craig A. Rogerson
President and
Chief Executive Officer

March 21, 2007

Dear Shareholder:

We are pleased to invite you to attend the 2007 Annual Meeting of Shareholders of Hercules Incorporated, scheduled for Thursday, April 19, 2007, at 11:00 A.M., local time, at Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001. Directions to Hercules Plaza are on the following pages.

The items to be considered and voted on at the Annual Meeting are described in the notice of the 2007 Annual Meeting of Shareholders and the Proxy Statement accompanying this letter. We encourage you to carefully read all of these materials, as well as the copy of our Annual Report which is enclosed with this Proxy Statement.

It is important that your shares be represented at the Annual Meeting even if you cannot attend and vote your shares in person. Please complete, sign and date the Proxy Card and return it in the enclosed, postage-prepaid envelope as soon as possible to ensure that your shares will be duly represented and voted at the Annual Meeting. If you choose to do so, you may vote by telephone or by use of the Internet instead of voting by Proxy Card. In any event, please vote prior to the Annual Meeting whether or not you plan to attend the Annual Meeting.

We appreciate your continued interest in and support of Hercules.

Sincerely
John K. Wulff
Chairman of the Board

Craig A. Rogerson
President and Chief Executive Officer

DIRECTIONS TO HERCULES PLAZA
(1313 North Market Street, Wilmington, Delaware 19894-0001)

From Philadelphia, New Jersey and Areas North of Wilmington:

•	Take Interstate 95 South to Wilmington (do not take I-495 - follow I-95 signs for Wilmington).
•	Take Exit 7B, which is Delaware Avenue/Route 52.
•	Stay to the left as you come up grade to traffic light. Turn left onto Delaware Avenue and take center lane. There is a sign marked "Business District 52 South."
•	You will pass seven streets - Adams, Jefferson, Washington, West, Tatnall, Orange and Shipley. After crossing over Orange Street, the Hotel DuPont will be on your right. Get into the left lane.
•	The next street is Market Street. Turn left.
•
Proceed down Market Street crossing over 12th and 13th Streets (traffic lights at each corner). Hercules Plaza is at 13th Street and will be on your left. Hercules Plaza is a twelve-story granite/glass building with green tinted windows.

If traveling from New Jersey over the Delaware Memorial Bridge:

•	Stay to the far left lane as you exit the Delaware Memorial Bridge. Stay left heading toward sign stating Wilmington Delaware Turnpike - Baltimore - 295 - 95 - 495.
•	Bear to the right heading for Interstate 95 North.
•	Take the center lane as it will narrow to two lanes past Exit 6 (Martin Luther King Boulevard).
•
Take Exit 7, Delaware Avenue. Stay to the right as you come up grade to traffic light. You are on Adams Street - continue straight ahead to dead end (about 3 blocks) to Delaware Avenue. Turn right onto Delaware Avenue and take center lane. You will pass under sign "Business District 52 South." Pass five streets - Jefferson, Washington, West, Tatnall and Orange.

•	After crossing over Orange Street, the Hotel DuPont will be on your right. Get into the left lane.
•
Turn left onto Market Street. Pass 12th and 13th Streets (traffic lights at each). Hercules Plaza is at 13th Street and will be on your left. Hercules Plaza is a twelve-story granite/glass building with green tinted windows.

From Pennsylvania on I-476 (the Blue Route):

•	Take the Blue Route to Interstate 95 South to Wilmington.
•	Follow the above directions for traveling from Philadelphia.

From Baltimore, Washington and Areas South of Wilmington:

•	Take Interstate 95 North to Wilmington. Take Exit 7, which is Delaware Avenue/Route 52.
•
Stay to the right as you come up grade to traffic light. You are on Adams Street - continue straight ahead to dead end (about 3 blocks) to Delaware Avenue. Turn right on to Delaware Avenue and take center lane. You will pass under sign "Business District 52 South." Pass five streets - Jefferson, Washington, West, Tatnall and Orange.

•	After crossing over Orange Street, the Hotel DuPont will be on your right. Get into the left lane.
•
Turn left onto Market Street. Pass 12th and 13th Streets (traffic lights at each). Hercules Plaza is at 13th Street and will be on your left. Hercules Plaza is a twelve-story granite/glass building with green tinted windows.

From the Wilmington Train (Amtrak) Station:

•	The Wilmington Train Station is located between King and French Streets on Front Street.
•	Hercules Plaza is at Market and 13th Streets, 12 blocks north of the station. Cabs are usually available at the station.

•	Hercules Plaza is on the NW corner of Market and 13th Streets. Hercules Plaza is a twelve-story granite/glass building with green tinted windows.
•	After you enter the building, follow the posted signs to the meeting room located in the Lower Atrium.

Hotel Accommodations

Wilmington has numerous hotels and motels in both the downtown and surrounding areas. For a listing you may want to refer to the Wilmington area website at http://www.wilmcvb.net/accommodations.html.

Parking Near Hercules Plaza

There is limited parking under the Hercules Plaza building. However, in addition to the parking available under the building, there are parking garages located across the street from Hercules Plaza between Orange and 12th Streets and on the side of Hercules Plaza between Market and 14th Streets.

Important Note

Please bring photograph identification (e.g. driver’s license, passport or other) with you in order to gain admission to the Annual Meeting. If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting, please bring evidence of your ownership of Hercules shares, such as a copy of your broker statement or a copy of the Proxy Card mailed to you by your bank or broker. Cameras, cell phones, pagers, recording equipment and other electronic devices will not be permitted at the Annual Meeting.

Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, DE 19894-0001

March 21, 2007

To: Shareholders of Hercules Incorporated

Subject: Notice of 2007 Annual Meeting of Shareholders

The 2007 Annual Meeting of Shareholders (the “Annual Meeting”) is scheduled for Thursday, April 19, 2007, at 11:00 A.M., local time, at Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001 (telephone: 800-441-9274) to consider and take action on the following proposals:

1.
Re-election of each of the following three (3) director nominees: John C. Hunter, III, Robert D. Kennedy and Craig A. Rogerson, each for a new three-year term expiring at the 2010 Annual Meeting of Shareholders (Proposal No. 1);

2.	Ratification of the appointment of BDO Seidman, LLP as Hercules’ independent registered public accountants for 2007 (Proposal No. 2); and

3.	Amendments to Hercules’ Amended and Restated Certificate of Incorporation and Hercules’ Revised and Amended By-laws (Proposal No. 3).

Shareholders of record as of the close of business on March 5, 2007, will be entitled to vote at the Annual Meeting. We encourage you, whether or not you plan to attend the Annual Meeting, to vote by Proxy Card, telephone or Internet in advance of the Annual Meeting. You may attend the Annual Meeting and change your vote at that time if you wish to do so.

By order of the Board of Directors

Israel J. Floyd
Corporate Secretary
and General Counsel

-i-

PROXY STATEMENT
Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, DE 19894-0001

March 21, 2007

THE 2007 ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is being solicited on behalf of the Board of Directors of Hercules Incorporated (the “Board”) for use at the 2007 Annual Meeting of Shareholders to be held at Hercules Plaza on Thursday, April 19, 2007 at 11:00 A.M., local time, and at any adjournment, postponement, continuation or rescheduling of the Annual Meeting.

This Proxy Statement and the accompanying Proxy Card are being distributed on or about March 21, 2007. A copy of the Hercules 2006 Annual Report is enclosed with this Proxy Statement.

Who is Entitled to Vote

Shareholders of record as of the close of business on March 5, 2007, which is the Record Date, will be entitled to one vote for each share of Hercules common stock registered in the shareholder’s name. Shareholders of record will retain their voting rights even if they sell their Hercules shares after the Record Date. As of the Record Date, there were [112,859,768] shares of Hercules common stock outstanding.

How You May Vote

You may vote by completing and mailing the enclosed Proxy Card or you may vote by telephone or by use of the Internet.

•	To vote your proxy by mail, mark your selections on the enclosed Proxy Card, date and sign your name exactly as it appears on your Proxy Card, and return your Proxy Card in the enclosed envelope.

•	To vote by telephone, please dial 1-866-540-5760, have your Proxy Card in hand when you call and follow the voice prompts.

•	To vote by use of the Internet, please log on to the Internet at http://www.proxyvoting.com/herc and have your Proxy Card in hand when you access the website.

If your Hercules’ shares are held in the name of a bank, broker or nominee (e.g. custodians, fiduciaries or trustees), then only your bank, broker or nominee can sign a Proxy Card with respect to your shares and only upon specific instructions from you.  Therefore, if your bank, broker or nominee has not sent you a Proxy Card and requested your instructions, then please contact your bank, broker or nominee. You should provide instructions to your bank, broker or nominee for a Proxy Card to be signed representing your shares.

Annual Meeting Admission Procedures

Please vote in advance of the Annual Meeting, whether or not you plan to attend the Annual Meeting. If, however, you are a shareholder of record and plan to attend the Annual Meeting, please bring with you valid government-issued photographic identification (such as a driver’s license or passport) in order to gain admission to the Annual Meeting. If your shares are held in the name of a bank, broker or nominee, you will have to bring evidence of your ownership of Hercules shares as of the Record Date, in addition to valid government-issued photographic identification, if you wish to attend the Annual Meeting. Examples of proof of ownership include the following:

•	a letter from your bank, broker or nominee stating that you owned your shares as of the Record Date;

•	an account statement from your bank, broker or nominee indicating that you owned your shares as of the Record Date; or

•	a copy of the voting instruction card provided by your bank, broker or nominee indicating that you owned your shares as of the Record Date.

If you are a proxy holder for a Hercules shareholder, to gain entry to the Annual Meeting you must bring:

•	a validly executed proxy naming you as the proxy holder, signed by a Hercules shareholder who owned Hercules shares as of the Record Date;

•	valid government-issued photographic identification (such as a driver’s license or passport); and

•
if the shareholder whose proxy you hold was not a record holder of Hercules shares as of the Record Date, proof of the shareholder’s ownership of Hercules shares as of the Record Date, in the form of a letter or statement from a bank, broker or nominee or the voting instruction card provided by the bank, broker or nominee in each case, indicating that the shareholder owned those shares as of the Record Date.

If you sign your Proxy Card and do not indicate your vote on any one or more of the proposals, you will give authority to each of Craig A. Rogerson, our President and Chief Executive Officer, Allen A. Spizzo, our Vice President and Chief Financial Officer, and Israel J. Floyd, our Corporate Secretary and General Counsel, to vote on such proposal(s) and any other matter that may arise at the Annual Meeting. Messrs. Rogerson, Spizzo and Floyd each intend to use that authority to vote as follows:

•	FOR the election of each of the three director nominees (Proposal No. 1);

•	FOR the ratification of the appointment of BDO Seidman, LLP as Hercules’ independent registered public accountants for 2007 (Proposal No. 2); and

•	FOR the amendments to Hercules’ Amended and Restated Certificate of Incorporation and to Hercules’ Revised and Amended By-laws (Proposal No. 3).

Vote Required and Voting Procedures

Under Hercules’ Revised and Amended By-laws, a majority of the total number of shares of Hercules common stock entitled to vote, present in person or represented by proxy, constitutes a quorum. Votes will be counted by our transfer agent. Pursuant to applicable rules of the Securities and Exchange Commission (the “SEC”), boxes and a designated blank space are provided on the Proxy Card for you to mark if you wish:

•	to vote “FOR” or “WITHHOLD” authority for one or more of the director nominees (see Proposal No. 1);

•
to vote “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, the ratification of the appointment of BDO Seidman, LLP as Hercules’ independent registered public accountants for 2007 (see Proposal No. 2); or

•
to vote “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, the amendments to the Hercules' Amended and Restated Certificate of Incorporation and the Hercules' Revised and Amended By-laws (see Proposal No. 3).

If you vote by telephone, please dial 1-866-540-5760, enter the control number indicated on your Proxy Card and follow the voice prompts. If you vote by the use of the Internet, please log on to http://www.proxyvoting.com/herc and have your Proxy Card in hand when you access the website.

Pursuant to Hercules’ Revised and Amended By-laws (“By-laws”), election of directors (Proposal No. 1) by shareholders requires the affirmative vote of the holders of a majority of the total number of issued and outstanding shares of Hercules common stock. Ratification by shareholders of the appointment of BDO Seidman, LLP as Hercules’ independent registered public accountants for 2007 (Proposal No. 2) requires the affirmative vote of the holders of a majority of the total number of issued and outstanding shares of Hercules common stock. Approval by shareholders of the amendments to Hercules’ Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and the By-laws (Proposal No. 3) requires the affirmative vote of at least eighty percent (80%) of the total number of issued and outstanding shares of Hercules common stock.

Abstentions, votes withheld in connection with the election of one or more nominees for director and broker non-votes, which occur when brokers that hold shares in street name do not receive instructions from the beneficial owners of those shares, will be counted in determining whether a quorum is present at the Annual Meeting but will not be counted as votes for or against any of the proposals. Therefore, such votes will have the same effect as votes against each of the proposals and will make it more difficult to obtain the required approval on each proposal.

Revocation of Proxy

A shareholder giving a proxy has the power to revoke such proxy at any time before the voting at the Annual Meeting, by submitting a written revocation or a duly executed proxy bearing a later date. A written revocation must be received by Hercules Incorporated, 1313 North Market Street, Wilmington, Delaware 19894-0001, Attention: Corporate Secretary by mail or by facsimile at (302) 594-7315, no later than the beginning of voting at the Annual Meeting. In addition, any shareholder who attends the Annual Meeting in person may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given, or may give notice of revocation to the inspector of election. Merely attending the Annual Meeting without voting, however, will not revoke any previously executed proxy.

Hercules Incorporated Savings and Investment Plan

If you are a participant in the Hercules Incorporated Savings and Investment Plan (“SIP”), you will receive a separate packet of information about how to provide voting instructions to the SIP trustee. The SIP trustee will vote the Hercules shares that are allocable to your account under the SIP in accordance with your instructions unless the SIP trustee determines that it is legally obligated to do otherwise. If you do not provide the SIP trustee with instructions, the SIP trustee will vote your Hercules shares in proportion to the manner in which it votes the shares allocable to other SIP participants who provided instructions unless the SIP trustee determines that it is legally obligated to do otherwise.

Annual Report

Our 2006 Annual Report is enclosed with this Proxy Statement. Shareholders of record who did not receive the Annual Report may request a copy free of charge by contacting Helen Calhoun, Hercules Incorporated, 1313 North Market Street, Wilmington, Delaware 19894-0001, facsimile (302) 594-6909, telephone (302) 594-5129 or e-mail at hcalhoun@herc.com. The Annual Report can also be found on our website at www.herc.com.

Shareholder Proposals

To be included in our 2008 Proxy Statement, shareholder proposals must be submitted in writing and received by Israel J. Floyd, Corporate Secretary and General Counsel, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001, no later than November 19, 2007 (or, if the date of the 2008 Annual Meeting is changed by more than 30 days from the date of the 2007 Annual Meeting, a reasonable time before Hercules begins to print and mail its proxy materials). Upon receipt of a shareholder proposal, we will determine whether or not to include such proposal in our 2008 Proxy Statement in accordance with applicable law.

Shareholder proposals submitted after November 19, 2007 will not be included in our 2008 Proxy Statement but may be presented at the 2008 Annual Meeting. However, if any shareholder wishes to present a proposal for the 2008 Annual Meeting that is not included in our 2008 Proxy Statement and fails to submit that proposal on or before February 2, 2008, then the persons named as proxies in the Proxy Card accompanying our 2008 Proxy Statement will be allowed to use their discretionary voting authority when the proposal is raised at the 2008 Annual Meeting, without any discussion of the matter in our 2008 Proxy Statement.

Nomination of Directors

A class of directors is elected to the Board each year at the annual meeting. The Board is responsible for filling vacancies on the Board that may occur at any time during the year, and for nominating director nominees to stand for election at the annual meeting.  The Corporate Governance, Nominating and Ethics Committee of the Board of Directors ("Governance Committee") reviews potential director candidates, and recommends potential director candidates to the full Board. Director candidates may be identified by current directors and officers of Hercules, as well as by shareholders. The Governance Committee is comprised entirely of independent directors, as defined in the New York Stock Exchange Listing Standards. Depending upon the then existing circumstances, the Governance Committee may utilize the services of director search firms and/or recruiting consultants to assist in identifying and screening potential candidates.  The Governance Committee has an extensive diligence process for reviewing potential candidates, including an assessment of each candidate’s education, experience, independence and other relevant factors, as described under “The Board - Director Qualifications” in Hercules’ Corporate Governance Guidelines (which can be found on our website at www.herc.com). The Board reviews and has final approval of all potential director candidates being recommended to the shareholders for election.

The Governance Committee seeks nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment, and who would be most effective, in conjunction with the other nominees and members of the Board, in collectively serving the long-term interests of the shareholders and Hercules. The Governance Committee considers potential director candidates recommended by Hercules’ shareholders. Nominations from shareholders for the election of directors, which are in compliance with all applicable laws and regulations and which are properly submitted in writing to our Corporate Secretary, will be referred to the Governance Committee for consideration.

Shareholder Nomination of Directors

A shareholder may recommend any person as a nominee for director of Hercules for consideration by the Governance Committee by submitting the name and supporting information for each person in writing to the Governance Committee of the Board of Directors, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001. Recommendations must be in writing and received by November 19, 2007 for our 2008 Annual Meeting, and should be accompanied by:

•	the name, residence and business address of the nominating shareholder;

•	a representation that the shareholder is a record holder of Hercules stock or holds Hercules stock through a bank, broker or other nominee and the number of shares held;

•	information regarding each nominee which would be required to be included in a proxy statement;

•	a description of any arrangements or understandings between and among the shareholder and each and every nominee; and

•	the written consent of each nominee to serve as a director, if elected.

No nominations were received from shareholders for the 2007 Annual Meeting.

Shareholder and Interested Party Communication with the Board of Directors

The Board provides a process for shareholders and interested parties to send communications to the Board. Shareholders and interested parties may communicate with any of Hercules’ directors, any Board Committee chairperson, the non-management directors as a group or the full Board by writing to them in care of Hercules Incorporated, Attention: Corporate Secretary, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001. Communications received by the Corporate Secretary for any Hercules director are forwarded directly to the director. If the communication is addressed to the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the Chairman, the appropriate Board Committee chairperson, all non-management directors, or all directors.

Hercules’ Website: www.herc.com

Access to information on our website (www.herc.com)is free of charge (except for any Internet provider or telephone charges). We provide access through our website to all SEC filings submitted by Hercules, as well as to information relating to corporate governance. Copies of the documents found on our website include the following: the Audit Committee Charter; the Human Resources Committee Charter; the Governance Committee Charter; the Directors Code of Business Conduct and Ethics; the Corporate Governance Guidelines; the Business Practices Policy; the Code of Ethics for Senior Financial Executives; the Certificate of Incorporation; and the By-laws.  Paper copies of such documents may be obtained free of charge by contacting Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001, Attention: Corporate Secretary, telephone (800) 441-9274, facsimile (302) 594-7315. Hercules will post on its website any waivers to the Directors Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Executives, which are required to be disclosed by applicable law and the New York Stock Exchange Listing Standards. Information contained on Hercules’ website is not part of this Proxy Statement.

Method and Cost of Proxy Solicitation

Proxies may be solicited, without additional compensation, by directors, officers or employees of Hercules by mail, telephone, telegram, in person or otherwise. Hercules will bear the costs of the solicitation of proxies, which may include the cost of preparing, printing and mailing the proxy materials. In addition, Hercules will request banks, brokers and nominees (e.g. custodians, fiduciaries or trustees) to forward proxy materials to the beneficial owners of common stock and obtain their voting instructions. Hercules will reimburse those firms for their expenses in accordance with the rules of the SEC and the New York Stock Exchange.

PROPOSAL NO. 1— Election of Hercules Directors

Our Certificate of Incorporation and By-laws provide for three classes of directors, with the term of one class expiring at each annual meeting of shareholders. Pursuant to the authority granted to the Board in our Certificate of Incorporation, the Board has fixed the number of directors at nine (9): three (3) directors in the class whose terms expire in 2007 (i.e. John C. Hunter, III, Robert D. Kennedy and Craig A. Rogerson), three (3) directors in the class with a term that expires in 2008 (i.e. Burton M. Joyce, Jeffrey M. Lipton and John K. Wulff), and three (3) directors in the class with a term that expires in 2009 (i.e. Anna C. Catalano, Thomas P. Gerrity and Joe B. Wyatt).

At the Annual Meeting, three directors are to be elected, each of whom, if elected, will constitute the class with a term that expires in 2010. The Board has nominated for election at the Annual Meeting Messrs. Hunter, Kennedy and Rogerson, each of whom has agreed to serve as a director and has consented to being named in this Proxy Statement.

It is intended that the shares represented by the accompanying proxy will be voted for the election of Messrs. Hunter, Kennedy and Rogerson. If for any reason any nominee should be unavailable to serve as a director at the time of the Annual Meeting, a contingency which we do not expect as of the date of this Proxy Statement, the shares represented by the accompanying proxy may be voted for the election of such other person as may be determined by the holders of the proxy, unless the proxy withholds authority to vote for all director nominees. Pursuant to our By-laws, a majority vote of the total number of shares of Hercules common stock issued and outstanding is required to elect each director.

Hercules Nominees for Directors for Terms ending in 2010

 Craig A. Rogerson - Director since 2003

Mr. Rogerson, age 50, is President and Chief Executive Officer of Hercules. He joined Hercules in 1979 in the firm's Water Management Chemicals Division and progressed in Hercules to Vice President and General Manager of the Fibers Division in 1996. In April 1997, Mr. Rogerson joined Wacker Silicones Corporation, where he served as President and Chief Executive Officer. In May 2000, Mr. Rogerson rejoined Hercules as Vice President, Business Operations, BetzDearborn Division. In August 2000, Mr. Rogerson was promoted to Vice President and General Manager, BetzDearborn Division. In April 2002, he was promoted to President, FiberVisions; President, Pinova; and Vice President, Global Procurement. In October 2003, Mr. Rogerson was named Acting President and Chief Operating Officer of Hercules. He assumed his current position in December 2003. He is on the Board of Directors of PPL Corporation, the Delaware Business Roundtable, First State Innovation and the American Chemistry Council. Mr. Rogerson also served as trustee of Abington Friends School, Jenkintown, PA from 2002 until June 2006.

John C. Hunter, III - Director since 2002

Mr. Hunter, age 60, is the former Chairman, President and Chief Executive Officer of Solutia Inc., a specialty chemicals company created in 1997 as a spin-off from the Monsanto Company. Mr. Hunter joined Monsanto in 1969 and held a number of executive and senior management positions until his retirement in 2004. He is a member of the Board of Directors of the Penford Corporation and Energizer Holdings, Inc.

 Robert D. Kennedy - Director since 2001

Mr. Kennedy, age 74, held a number of executive and senior management positions with Union Carbide Corporation, including Chairman, Chief Executive Officer and President. He retired as Chairman from Union Carbide in 1995 after a career that spanned 40 years. He retired as a director of Sunoco Inc. and International Paper in 2005. He is a director of Blount International and on the Advisory Board of RFE Investment Associates.

Directors Continuing in Office until 2008 or 2009

Terms Expiring 2008:

Burton M. Joyce - Director since 2005

Mr. Joyce, age 65, is the Chairman of the Board of Directors of IPSCO Inc., a leading steel producer. He has held this position since 2000 and has been a member of the Board of Directors since 1993. Previously, Mr. Joyce was with Terra Industries, Inc. where he served as Vice Chairman (2001 - 2003), President and Chief Executive Officer (1991-2001), Chief Operating Officer (1987-1991) and Chief Finance Officer (1986-1987). Mr. Joyce also serves on the Board of Directors of Norfolk Southern Corporation.

Jeffrey M. Lipton - Director since 2001

Mr. Lipton, age 64, is the President and Chief Executive Officer and a Director of NOVA Chemicals Corporation. He joined NOVA in 1993 after a 29-year career with the DuPont Company, where he held a number of management and executive positions. He is Chairman of the Board of Trimeris, Inc., and is on the Board of Directors of United States Steel Corporation. He is a past Chairman of the Board of Directors of the American Chemistry Council and the American Section of the Society of Chemical Industries. He is currently a member of the Board of Directors of the Canadian Council of Chief Executives.

 John K. Wulff - Director since 2003

Mr. Wulff, age 58, is the Non-Executive Chairman of the Board, a position he has held since December 2003. He was first elected as a director in July 2003 and served as Interim Chairman from October 2003 to December 2003. He served as a member of the Financial Accounting Standards Board from July 2001 until June 2003. From January 1996 to March 2001, he was the Chief Financial Officer of Union Carbide Corporation. He is a member of the Board of Directors of Sunoco, Inc., Moody’s Corporation, Federal National Mortgage Association (“Fannie Mae”) and Celanese Corporation.

Terms Expiring 2009:

Anna C. Catalano - Director since 2005

Ms. Catalano, age 47, is the former Group Vice President Marketing for BP plc. Ms. Catalano held a number of executive and senior management positions during her 23 years with Amoco (which merged with BP plc in 1998), particularly in the areas of global sales and marketing. Ms. Catalano serves on the Board of Directors of SSL International Plc where she serves on the Remuneration and Audit Committees, and is a member of the Board of Directors of Willis Group Holdings where she serves on the Corporate Governance and Nominating Committee. She is also a member of the Board of Gulf Coast Chapter for Juvenile Diabetes Research Fund where she serves as strategic champion.

 Thomas P. Gerrity - Director since 2003

    Dr. Gerrity, age 65, is the Joseph Aresty Professor of Management and Dean Emeritus at the Wharton School of the University of Pennsylvania. He served as the 11th Dean of the Wharton School from 1990 to 1999. Prior to Wharton, he was the founder and Chief Executive Officer for 20 years of the Index Group, a leading consulting firm in business reengineering and information technology strategy. Dr. Gerrity currently serves on the Board of Directors of CVS Corporation, Sunoco, and Internet Capital Group. He also serves as a member of the MIT Corporation, which is the Board of Trustees of the Massachusetts Institute of Technology. He is a Trustee of the Baldwin School. Until December 31, 2006, Dr. Gerrity was a Member of the Board of Directors of Fannie Mae and served as the Chair of Fannie Mae’s Audit Committee from January 1999 until May 2006, when he stepped down from the Committee. Fannie Mae restated its audited financial statements for certain periods during which Dr. Gerrity was Chair of the Audit Committee. For additional information, see Fannie Mae’s reports filed with the SEC.

 Joe B. Wyatt - Director since 2001

Mr. Wyatt, age 71, is Chancellor Emeritus of Vanderbilt University in Nashville, Tennessee. He served as Vanderbilt’s sixth Chancellor and Chief Executive Officer for 18 years, beginning in 1982. From 1972 to 1982, he was a member of the faculty and administration at Harvard University. He is Chairman of the Board of Directors of the Universities Research Association Inc. of Washington, D.C., and a director of the EAA Aviation Foundation, Ingram Micro, Inc. (where he is Chairman of the Audit Committee) and El Paso Corporation (where he is Chairman of the Compensation Committee), and he is a Principal of the Washington Advisory Group, LLC in Washington, D.C.

Hercules’ Board of Directors

The Board currently consists of nine directors. Ms. Catalano and Messrs. Gerrity, Hunter, Joyce, Kennedy, Lipton, Wulff and Wyatt have been determined by the Board to be independent under the New York Stock Exchange Listing Standards and the standards set forth in the Board’s Corporate Governance Guidelines.  Any changes to the Board's standards will be reflected in the Guidelines as posted on Hercules’ website (www.herc.com).

Board’s Standards for Determining Director Independence

Below is a general description of the Board’s standards for determining director independence. The full text of such standards is set forth in the Corporate Governance Guidelines on our website (www.herc.com).

All members of the Board shall be independent, except that up to two (2) directors may be members of management, including the Chief Executive Officer. A director is considered “independent” only when the Board has affirmatively determined that the director has no material relationship with the Company or any entity owned or controlled by the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any entity owned or controlled by the Company), following a review of all relevant information and factors the Board deems appropriate, and a recommendation by the Governance Committee. Among others, the Board recognizes that material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. However, as the key concern is independence from management, the ownership of a significant amount of stock, by itself, shall not be considered a bar to an independence finding (except as discussed below in connection with the Audit Committee).

Except in an unusual circumstance, the Board shall not include more than two (2) members of the Company’s management, one of whom shall be the Chief Executive Officer. The Governance Committee is responsible for reviewing the independence of the members of the Board and Board Committees on a periodic basis (but at least annually), as well as any relationships directors may have with the Company and/or its subsidiaries or affiliates or otherwise that may reasonably create the appearance of non-independence. The Company shall disclose each determination of an “independent director” in its annual proxy statement.

Without limiting the information and factors that the Board may review and consider, a director shall meet the criteria for independence established in applicable laws, rules and regulations concerning independence, including those of the SEC and of the New York Stock Exchange. However, a director shall not be considered to be independent in the following cases:

•	the director is, or within the last three (3) years has been, an employee* of the Company;

•	an immediate family member of the director is, or has been within the last three (3) years, an executive officer** of the Company;

•	the director is a current partner or employee of a firm that is the Company’s internal or external auditor;

•	an immediate family member of the director is a current partner of a firm that is the Company’s internal or external auditor;

•
an immediate family member of the director is a current employee of the Company’s internal or external auditor and participates in the firm's audit, assurance or tax compliance (but not tax planning) practice;

•
the director or an immediate family member was within the last three years a partner or employee of a firm that is the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•
the director or an immediately family member of the director is, or has been within the last three (3) years, an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that other company’s compensation committee;

•
the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues; and

•
the director or an immediate family member of the director has received during any twelve-month period within the last three years more than $100,000 in direct compensation from the Company (other than in director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received by an immediate family member for service as a non-executive employee and compensation received by a director for former service as an interim executive officer of the Company).

*    The New York Stock Exchange provides that employment as an interim executive officer does not, in and of itself, disqualify a director from being considered independent following such employment.
**  “Executive Officer” has the meaning ascribed to such term in Section 16a-1(f) of the Securities Exchange Act of 1934.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

For the purposes of service on the Audit Committee, a director will not be considered “independent,” unless, in addition to meeting the above criteria and such other qualifications as may be required by the Board, he or she (A) does not receive, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries and (B) is not an affiliate of the Company or any of its subsidiaries. The foregoing shall be interpreted in accordance with, and shall be subject to the exceptions provided under, Rule 10A(m) promulgated under the Securities Exchange Act of 1934, as amended.

Board Committees

A general description of the functions of the Board Committees is set forth below. The respective charters of the Audit Committee, the Human Resources Committee and the Governance Committee are available on our website (www.herc.com).

Audit Committee. Monitors the integrity of the financial statements, financial reporting process and systems of internal accounting and financial controls of Hercules, engages Hercules’ independent registered public accountants, and monitors their qualifications, independence and performance. Has oversight responsibility for the performance of Hercules’ internal audit function and compliance with legal and regulatory requirements, including Hercules’ disclosure controls and procedures. All members of this committee are independent as defined under relevant SEC rules and the New York Stock Exchange Listing Standards. The report of our Audit Committee is included in this Proxy Statement. In addition, the Audit Committee meets in regularly scheduled private sessions (without the Chief Executive Officer or other Hercules personnel) with management (including the Chief Financial Officer), the independent registered public accountant and the head of the internal audit function.

Governance Committee. Takes a leadership role in shaping Hercules’ corporate governance policies and practices, including recommending Corporate Governance Guidelines to the Board and monitoring Hercules’ compliance with these policies and the Guidelines. Is responsible for identifying individuals qualified to be Board members and recommending to the Board the director nominees for the next annual meeting of shareholders. Leads the Board in its annual review of the performance of the Board and its committees, has oversight of management’s succession planning and recommends to the Board director candidates for each Board committee. Has oversight responsibility for legal and regulatory compliance matters (other than those matters relating to accounting, auditing, financial reporting and/or internal controls). All members of this committee are independent as defined under relevant SEC rules and the New York Stock Exchange Listing Standards.

Human Resources Committee. Responsible for determining the compensation of the chief executive officer and all of the executive officers, approving and evaluating all compensation plans, policies and programs as they affect the Chief Executive Officer and executive officers as well as all other programs for all employees. Produces an annual report on executive compensation that is included in Hercules’ Proxy Statement. The policies and plans developed by the Human Resources Committee are approved by the Board. All members of this committee are independent directors as defined under relevant SEC rules and the New York Stock Exchange Listing Standards. The report of our Human Resources Committee is included in this Proxy Statement.

Emergency Committee. Has limited powers to act on behalf of the Board whenever the Board is not in session. Meets only as needed and acts only by unanimous vote. If any non-employee director wants a matter to be addressed by the Board rather than the Emergency Committee, then the matter is submitted to the Board. All members of the Board attending a meeting of the Emergency Committee are members of the Emergency Committee for the purposes of such meeting.

Finance Committee. Reviews Hercules’ financial affairs. Has full and final authority on certain financial matters. Serves as a named fiduciary for all of Hercules’ employee benefit plans.

Responsible Care Committee. Reviews Hercules’ policies, programs and practices on Safety, Health, Environment and Regulatory Affairs programs, plant and facility security issues, community affairs and university relations.

The following chart shows the respective current membership and number of meetings held in 2006 for each of our standing Board Committees.

Director	Audit Committee	Human Resources Committee	Emergency Committee	Finance Committee	Governance Committee	Respon- sible Care Committee

Anna C. Catalano		X	X	X
Thomas P. Gerrity		X	X	X
John C. Hunter, III	X		X	C	X
Burton M. Joyce	C		X			X
Robert D. Kennedy	X		X		X	C
Jeffrey M. Lipton		C	X		X	X
Craig A. Rogerson			C
John K. Wulff		X	X	X		X
Joe B. Wyatt		X	X		C	X
Number of Meetings in 2006	13	3	0	4	5	4

C = Chairperson

In 2006, the Board held eight meetings. During 2006, the directors attended at least 92% of the aggregate number of meetings of the Board and 95% of the aggregate number of meetings of committees of the Board on which they served during the time for which they served. In 2006, nine out of ten directors attended the Annual Meeting. Directors are expected to attend the Annual Meeting, as well as regular Board and committee meetings, and to spend the time needed and meet as frequently as necessary to properly fulfill their responsibilities.

Executive and Independent Directors Sessions

As the Board deems appropriate, Board meetings include an executive session of all directors and the Chief Executive Officer. In addition, the Board meets in regularly scheduled independent directors’ sessions without the Chief Executive Officer or other Hercules personnel. The Chairman of the Board, currently Mr. Wulff, presides over the executive sessions and the independent directors’ sessions but may delegate authority to any Board Committee Chair with respect to matters within the responsibility of a particular Board Committee.

DIRECTOR COMPENSATION

Compensation of Employee Directors

Employee directors receive no additional compensation other than their normal employee compensation for serving as a director. Hercules currently has only one employee director.

Objective of Non-Employee Directors Compensation

The objective of our Non-Employee Director Compensation Plan is to provide attractive and equitable compensation for non-employee directors which will enhance recruitment and retention of qualified individuals who are much in demand and whose time and intellectual commitment has significantly increased in the past few years.

Compensation of Non-Employee Directors

For 2006, non-employee directors received a $40,000 annual cash retainer, $1,200 for each meeting attended, $5,000 per year for chairing a Board Committee ($7,500 for chairing the Audit Committee or the Human Resources Committee), reimbursement for out-of-pocket expenses and equity compensation grants (long term incentives) valued at $59,000. In light of the personal commitment required of the Non-Executive Chairman of the Board, the Board approved additional annual compensation for Mr. Wulff of $50,000 for as long as he remains Chairman, payable in cash or in equivalent restricted stock units.

How We Determine Non-Employee Director Compensation

Each year, Towers Perrin, an internationally recognized compensation consultant, is commissioned by the Board to undertake a survey and study of non-employee director compensation including retainer fees, meeting fees, chair fees and other forms of compensation paid by a group of chemical companies with average revenues of less than $5 billion (the “Peer Companies”). The most recent study was concluded in October 2006.

Each component of director compensation (i.e., retainers, meeting fees, chair fees, special committee fees and annualized expected value of stock-based compensation) is benchmarked separately and then the total compensation is benchmarked.

The October 2006 study showed that Hercules’ total cash compensation (retainers plus cash meeting fees) for outside directors was 10% below the Peer Companies. Stock-based compensation was determined to be at the 50th percentile of the Peer Companies and 5% below the general industry group.

As a result of this study and in accordance with Hercules’ policy of paying non-employee directors at the 50th percentile of the Peer Companies, the Board approved a $10,000 increase in the annual cash retainer to $50,000; an increase in the Audit Committee chair fee to $10,000 per year and an increase in the annual cash retainer for the non-employee Chairman of the Board from $50,000 per year to $75,000 per year. Both the increases for the Audit Committee Chair and the non-employee Chairman of the Board were made as a result of the competitive benchmark study and in recognition of the increased time commitment for these two positions. All increases were effective January 1, 2007.

Total direct compensation (cash plus stock-based compensation) is now slightly above the 50th percentile for the Peer Companies and the general industry group.

The following table sets forth information regarding the compensation of non-employee directors in 2006.

2006 Non-Employee Director Compensation
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(5)	Option Awards ($)(3)(5)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings(4)	All Other Compen-sation ($)	Total ($)
Anna C. Catalano	$56,800	$14,505	$21,083	-	-	$92,389
Thomas P. Gerrity	$56,800	$26,427	$21,083	$4	-	$104,314
John C. Hunter III	$79,800	$26,289	$21,083	$6	-	$127,178
Burton M. Joyce	$75,048	$14,505	$21,083	-	-	$110,637
Robert D. Kennedy	$78,600	$47,866	$21,083	$5	-	$147,554
Jeffrey M. Lipton	$64,300	$47,866	$21,083	$2,270	-	$135,519
John K. Wulff	$62,800	$58,372	$21,083	$2,503	-	$144,758
Joe B. Wyatt	$67,800	$47,560	$21,083	$7	-	$136,451

(1)
The fees earned by each director are determined by the number of meetings held by the respective committees on which the director served. Since the Committee membership and meetings are not the same for each committee or director, the fees are not the same for each director. Pursuant to the Non-Employee Director Stock Accumulation Plan, Messrs. Joyce, Lipton and Wulff exchanged 100% of their fees for stock. Mr. Wyatt exchanged 50% of his fees for stock and Mr. Hunter exchanged 25% of his fees for stock. In each case, the number of shares of stock was determined using 85% of fair market value on the date of grant.

(2)
Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007.  The following lists the grant date fair value of each stock award computed in accordance with FAS 123 (R):

	Grant Date	Value		Grant Date	Value
A. C. Catalano	6/16/2005 11/7/2005 10/26/2006	$15,939 $47,835 $37,900	R. D. Kennedy	8/23/2001 12/13/2002 11/4/2003 11/12/2004 11/7/2005 10/26/2006	$12,408 $8,900 $32,328 $28,856 $47,835 $37,900

T. P. Gerrity	9/30/2003 11/4/2003 11/12/2004 11/7/2005 10/26/2006	$12,463 $32,328 $28,856 $47,835 $37,900	J. M. Lipton	8/23/2001 12/13/2002 11/4/2003 11/12/2004 11/7/2005 10/26/2006	$12,408 $8,900 $32,328 $28,856 $47,835 $37,900

J. C. Hunter, III	1/2/2003 11/4/2003 11/12/2004 11/7/2005 10/26/2006	$10,109 $32,328 $28,856 $47,835 $37,900	J. K. Wulff	9/30/2003 11/4/2003 11/12/2004 3/28/2005 11/7/2005 2/7/2006 10/26/2006	$12,463 $32,328 $28,856 $50,000 $47,835 $50,000 $37,900

B. M. Joyce	6/16/2005 11/7/2005 10/26/2006	$15,939 $47,835 $37,900	J. B. Wyatt	10/29/2001 12/13/2002 11/4/2003 11/12/2004 11/7/2005 10/26/2006	$9,042 $8,900 $32,328 $28,856 $47,835 $37,900

(3)
Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) with respect to the annual grant of 3,000 stock options under the Omnibus Plan.  FAS 123 (R) value for 2006 grant was $21,083.  Assumptions used in the calculation of these amounts are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2007.

(4)
Hercules does not maintain any defined benefit pension plans for current directors.  Non-Employee Directors cash accounts are credited quarterly with interest based on the Morgan Guaranty Trust prime rate of interest.

(5)	The following table lists the aggregate number of stock awards and options outstanding as of December 31, 2006.

	Aggregate Restricted Stock Unit Awards at Year-End	Aggregate Stock Option Awards at Year End
Anna C. Catalano	9,899	6,000
Thomas P. Gerrity	16,673	12,000
John C. Hunter, III	21,657	12,000
Burton M. Joyce	16,639	6,000
Robert D. Kennedy	20,317	18,000
Jeffrey M. Lipton	43,215	18,000
John K. Wulff	44,255	12,000
Joe B. Wyatt	31,010	18,000

Stock Ownership Guidelines - Non-Employee Directors

The chart below sets forth the stock ownership targets and stock holdings of the non-employee directors as of December 31, 2006, using the closing stock price on that date of $19.31. The guidelines require the non-employee directors to hold Hercules stock having a value of at least five times the annual cash retainer. Non-employee directors have five years to comply with these guidelines after being elected to the Board.

	Ownership Target (Shares) @ $19.31	Total Qualifying Shares(1)
Anna C. Catalano(2)	12,947	9,899
Thomas P. Gerrity	12,947	16,673
John C. Hunter, III	12,947	23,657
Burton M. Joyce	12,947	17,639
Robert D. Kennedy	12,947	43,817
Jeffrey M. Lipton	12,947	53,215
John K. Wulff	12,947	69,255
Joe B. Wyatt	12,947	31,010

(1) Qualifying shares include stock, restricted stock, and restricted stock units.
(2) Ms. Catalano has until June 2010 to comply with these guidelines.

Non-Employee Director Compensation Plans

Non-Employee Director Stock Accumulation Plan. Each year in the fourth quarter, under Hercules’ Non-Employee Director Stock Accumulation Plan (the “NEDSAP”), each non-employee director may elect to exchange (and defer) projected cash retainers and fees for a grant of restricted (to retirement) shares of Hercules Common Stock valued at 85% of fair market value determined at the market close on the third business day following the release of Hercules’ annual results. Alternatively, a non-employee director may elect to defer such amounts to a cash account under which interest is credited quarterly at the Morgan Guaranty Trust prime rate.  This Plan contains a provision that accelerates vesting of any unvested restricted stock shares in the event of a Change in Control.

Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors. Under the Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors (the “Omnibus Plan”), non-employee directors receive nonqualified stock options to purchase 3,000 shares of common stock each year. The options have an exercise price equal to the fair market value of Hercules’ common stock on the date of grant and vest one year from the grant date. The date of grant is the third business day following the announcement of Hercules’ third quarter earnings. Each director also receives an additional grant of a number of restricted stock units that is equal to the difference between $59,000 and the value of the 3,000 stock options granted under the Omnibus Plan (determined using the Black Scholes valuation methodology). The restricted stock units are placed in an unfunded account and accrue dividend equivalents, to the extent any dividends are paid on Hercules’ common stock. Each restricted stock unit represents the right to receive one share of Hercules common stock at retirement or the equivalent in cash. Restricted stock units do not carry any voting rights. These restricted stock units are also valued and granted on the third business day following the announcement of Hercules’ third quarter earnings.

Equity Award. On or following initial election to the Board, each director has a one-time opportunity to purchase 750 shares of Hercules common stock at fair market value during a window period beginning on the third business day after the release of Hercules’ earnings for the quarter following the quarter in which the director is elected. If a director purchases these shares, Hercules awards the director an additional 1,500 shares of Hercules common stock that cannot be transferred until retirement or resignation from the Board.

Retirement Restricted Stock Units. Upon initial election to the Board, each director receives a one-time grant of 1,100 restricted stock units. The restricted stock units are placed in an unfunded account and accrue dividend equivalents, to the extent any dividends are paid on Hercules’ common stock. Each restricted stock unit represents the right to receive one share of Hercules common stock at retirement. Restricted stock units do not carry any voting rights. Of the 1,100 restricted stock units, 200 vest immediately and 100 additional restricted stock units vest for every year served on the Board. Upon retirement from the Board, all vested restricted stock units are paid in Hercules common shares distributed in a lump sum or distributed over a period not to exceed ten years, at the option of the director, subject to applicable regulations covering deferred compensation plans.

Trust Arrangements. Hercules has a “rabbi trust” to provide for the funding of accrued benefits under NEDSAP and other plans that are currently not funded. Under the terms of the rabbi trust, the funding is triggered by an “Unsolicited Change in Control Event” as defined in the trust documents. A copy of the rabbi trust was filed with the SEC as an exhibit to our 2002 Annual Report on Form 10-K/A.

Certain Relationships and Related Person Transactions

We have relationships with many businesses, including the entities referred to below with which our directors are involved. Our relationships with these entities existed before the related director joined our Board. We believe that all of the transactions described below were entered into on commercially reasonable terms and are in the best interest of Hercules. In addition, our Board has determined that all of our directors, other than our Chief Executive Officer, are independent as defined in our Corporate Governance Guidelines and the New York Stock Exchange Listing Standards. Our Board has concluded that all transactions were entered into in the normal course of business, that none of the relationships interferes with the exercise of independent judgment by any of our independent directors, that the transactions relate to commercial matters in which the independent directors are not involved and that none of the relationships require any additional disclosure.

Mr. Hunter is the former Chairman, President and Chief Executive Officer of Solutia Inc. ("Solutia").  In 2006, Hercules purchased products from Solutia or subsidiaries or affiliates of Solutia in the ordinary course of business, for which it paid Solutia approximately $14 million.

Messrs. Wulff and Gerrity are on the Board of Directors of Sunoco, Inc. In 2006, Hercules purchased products from Sunoco or subsidiaries or affiliates of Sunoco in the ordinary course of business, for which it paid Sunoco approximately $2 million.

Mr. Joyce is on the Board of Directors of Norfolk Southern Corporation. In 2006, Norfolk Southern or subsidiaries or affiliates of Norfolk Southern provided services to Hercules in the ordinary course of business, for which Hercules paid Norfolk Southern approximately $200,000.

General Description of Our Written "Policy and Procedures with respect to Related Persons Transactions"

The Board through its Audit Committee has formally adopted a written policy titled “Policy and Procedures with respect to Related Persons Transactions.” The policy provides that the Audit Committee shall evaluate the material facts of each Related Person Transaction and either approve, disapprove or ratify the Related Person Transaction. The Audit Committee in good faith shall only approve and/or ratify those Related Person Transactions that are in, or are not inconsistent with, the best interest of the Company and its shareholders. The following is a general description of the material terms of the policy.

•
A Related Person includes (i) any person since the beginning of our last fiscal year who was a Director, Executive Officer or nominee to become a Director and certain of their respective immediate family members or (ii) any person who is known to be a beneficial owner of more than five percent (5%) of any class of our voting securities.

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A Related Person Transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries or controlled affiliates) was, is or will be a participant and the amount involved exceeds One Hundred Twenty Thousand Dollars ($120,000), or the equivalent thereof in other relevant currencies, and in which any Related Person had, has or will have a direct or indirect interest (“Transaction”).

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No Director or Audit Committee member shall participate in any discussion, evaluation, approval, disapproval or ratification of a proposed Transaction with respect to which he or she or his or her immediate family member is a Related Person, except that the Director shall provide all material information concerning the proposed Transaction to the Audit Committee and the Corporate Secretary and respond to any questions that are raised by the Audit Committee.

•
The Audit Committee has determined that certain defined Transactions shall be deemed pre-approved even if the aggregate amount of such Transaction exceeds One Hundred Twenty Thousand Dollars ($120,000), or the equivalent thereof in other relevant currencies.

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The Corporate Secretary will compile, maintain and update a Master List of Related Persons and distribute such list within the Company as necessary to effectuate the policy. Once a proposed transaction is identified, notice thereof is provided to the Corporate Secretary. The Corporate Secretary will determine if the noticed transaction qualifies as a Transaction and if so, he or she will submit such Transaction to the Audit Committee for consideration at the next scheduled Audit Committee meeting or, if appropriate or if between meetings of the Audit Committee, to the Chair of the Audit Committee. The Audit Committee (or the Chair of the Audit Committee) will approve, disapprove or ratify the proposed Transaction. If the Audit Committee or Chair of the Audit Committee determines that the Transaction may have an impact on a Director’s independence then such Transaction will be discussed with the Chair of the Governance Committee before the Audit Committee or the Chair, as the case may be, renders a decision on such Transaction.

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Transactions that are ongoing and have a remaining term of more than six (6) months or remaining amounts payable to or receivable from the Company of more than Two Hundred Fifty Thousand Dollars ($250,000) or the equivalent in other relevant currencies shall be reviewed at the first meeting of the Audit Committee in each fiscal year. The Audit Committee will determine if it is in the best interests of the Company to continue, modify, terminate or establish guidelines for the Company’s management to follow with respect to the Transaction.

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The Audit Committee will approve or ratify proposed charitable contributions, or pledges of charitable contributions by the Company to a charitable or non-profit organization identified on the Master List. The Audit Committee will review on a periodic basis all charitable contributions in excess of Fifty Thousand Dollars ($50,000) or the equivalent in other relevant currencies in the aggregate by the Company’s Executive Officers (as defined) and their spouses to charitable or non-profit organizations identified on the Master List.

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No immediate family member of a Director or Executive Officer shall be hired as an employee of the Company unless the employment arrangement is approved by the Board’s Human Resources Committee (with notice to the Audit Committee) or approved by the Audit Committee. If a person becomes a Director or an Executive Officer and an immediate family member is already an employee, no material changes in the terms of employment, including compensation, may be made without prior written approval of the Board’s Human Resources Committee or the Audit Committee.

•
All Transactions that are required to be disclosed in the Company’s SEC filings, as required by the Securities Act of 1933 or the Securities Exchange Act of 1934 and related rules and regulations, shall be so disclosed in accordance with such laws, rules and regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than ten percent of our common stock to file with the SEC and the New York Stock Exchange reports of beneficial ownership and changes in beneficial ownership of the common stock and other equity securities of Hercules within two days of the changes. These persons are required by SEC rules to furnish Hercules with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of those reports furnished to Hercules, we believe that, during 2006, our directors, executive officers and holders of more than ten percent of our common stock complied with all applicable Section 16(a) filing requirements.

The Board of Directors recommends a vote FOR the election of each of the three Hercules director nominees: Messrs. Hunter, Kennedy and Rogerson.

PROPOSAL NO. 2— Ratification of the Appointment of BDO Seidman, LLP as Independent Registered Public Accountants for 2007

Our Audit Committee has appointed BDO Seidman, LLP ("BDO") as our independent registered public accountants for 2007. Partners and employees of BDO are periodically changed, providing Hercules with new expertise and experience. Representatives of BDO have direct access to our Audit Committee and regularly attend Audit Committee meetings.

Representatives of BDO will attend the Annual Meeting to answer appropriate questions and make a statement if they choose to do so. The affirmative vote of the majority of Hercules shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve this proposal. If the appointment is not ratified, the adverse vote will be considered as an indication to the Board that it should consider other independent registered public accounting firms for the following fiscal year.

The appointment of independent registered public accountants is approved annually by our Audit Committee and subsequently submitted by the Board to the shareholders for ratification. The decision of the Audit Committee is based on its review and approval of the audit scope, the types of non-audit services and the estimated fees for the coming year. The Audit Committee also reviews and approves non-audit services to ensure that they will not impair the independence of the accountants. Before requesting that the Board submit the approval of BDO to the shareholders for ratification, the Audit Committee carefully considered that firm’s qualifications as independent registered public accountants for Hercules. This included a review of their service proposal as well as their integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with BDO in all of these respects. For more information, see the “Audit Committee Report”.

The Board of Directors recommends a vote FOR ratification of the appointment of BDO Seidman, LLP as independent registered public accountants for 2007.

PROPOSAL NO. 3 - Amendments to the Hercules' Amended and Restated Certificate of Incorporation and Revised and Amended By-laws.

Shareholders are being asked to vote on proposed changes (as set forth in detail at the end of this Proposal No. 3) to (i) Article Sixth, Section I, Paragraph 1 of the Certificate of Incorporation and (ii) Article II, Section 2 of the By-Laws. The effect of these changes, if approved, would be to declassify Hercules’ Board and provide for the annual election of the entire Board.

At the 2006 Annual Meeting, a shareholder proposal that requested the Board take the necessary steps, in the most expeditious manner possible, to adopt the annual election of each director was approved. As discussed in the 2006 Proxy Statement, implementation of the shareholder proposal would require an affirmative shareholder vote by at least eighty percent (80%) of the total number of outstanding shares to amend the Certificate of Incorporation and the By-Laws and could take several years to implement.

In the 2006 Proxy Statement, the Board recommended a vote against the shareholder proposal and explained why the Board believed the shareholder proposal was not in the best interest of shareholders. At the same time, the Board stated its intention to be responsive to shareholder views and present amendments to the Certificate of Incorporation and the By-Laws at the 2007 Annual Meeting in the event that the shareholder proposal was approved at the 2006 Annual Meeting. Accordingly, the Board is presenting amendments to the Certificate of Incorporation and to the By-Laws, both in the form set forth below, for shareholder consideration at the 2007 Annual Meeting.

This proposal results from an ongoing review of corporate governance matters by both the Board and its Governance Committee. In making their recommendations, the Board and its Governance Committee weighed the potential benefits and detriments of maintaining the current classified board structure. A classified board can provide stability and preserve board experience and expertise, help prevent an opportunist from gaining immediate control on terms unfavorable to all shareholders, and ensure time for an appropriate evaluation process in a change of control situation. The current structure has been in place for many years and is believed to have been beneficial during such time.

The Board and its Governance Committee also considered potential benefits of declassification, including the ability of shareholders to evaluate directors annually, as well as Hercules’ maintenance of best practices in corporate governance. In making their evaluations, the Board and its Governance Committee gave significant weight to the approval of the shareholder proposal made at the 2006 Annual Meeting. After thorough review, including consideration of advice from outside experts, the Board and its Governance Committee determined to approve the proposed amendments to the Certificate of Incorporation and By-Laws to provide for the annual election of directors and to recommend approval of the amendments to Hercules’ shareholders.

Current Version of Article Sixth, Section 1, Paragraph 1 of the Certificate of Incorporation

“1. Except as otherwise fixed by or pursuant to the provisions of Article Fourth of the Restated Certificate of Incorporation relating to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the Board of Directors of the Corporation shall consist of not less than seven (7) nor more than eighteen (18) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. At the 1986 Annual Meeting of Stockholders, the directors shall be classified, with respect to the time for which they severally hold office, into three classes as equal in number as possible as determined by the Board of Directors of the Corporation, with the term of office of one class to expire at the 1987 Annual Meeting of Stockholders, the term of another class to expire at the 1988 Annual Meeting of Stockholders, and the term of the third class to expire at the 1989 Annual Meeting of Stockholders, the members of each class to hold office until their respective successors shall have been duly elected and qualified. At each annual meeting of the stockholders of the Corporation following such initial classification and election, directors elected to succeed those directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Proposed Amended Version of Article Sixth, Section 1, Paragraph 1 of the
Certificate of Incorporation

(New text in bold and italics for purposes of this Proxy Statement only.)

“1. Except as otherwise fixed by or pursuant to the provisions of Article Fourth of the Restated Certificate of Incorporation relating to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the Board of Directors of the Corporation shall consist of not less than seven (7) nor more than eighteen (18) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. At the 2008 Annual Meeting of Stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2009 Annual Meeting of Stockholders and each shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, disqualification, removal or departure from the Board for other cause; at the 2009 Annual Meeting of Stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2010 Annual Meeting of Stockholders and each shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, disqualification, removal or departure from the Board for other cause; and at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of stockholders and each shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, disqualification, removal or departure from the Board for other cause.”

Current Version of Article II, Section 2 of the Company’s By-Laws

Section 2. Election and Terms. At each annual meeting, there shall be elected by ballot, by the majority vote of the stock then issued and outstanding and entitled to vote thereat, the number of directors necessary to fill the class of those whose term then expires. Each director shall serve for a three-year term and until his successor is elected and qualified or until his earlier death, resignation or removal.

Proposed Amended Version of Article II, Section 2 of the Company’s By-Laws

(New text in bold and italics for purposes of this Proxy Statement only.)

Section 2. Election and Terms. At each annual meeting, there shall be elected by ballot, by the majority vote of the stock then issued and outstanding and entitled to vote thereat, the number of directors equal to the number of directors whose terms then expire. Each director shall serve for a one-year term and until his successor is elected and qualified or until his earlier death, resignation or removal; provided, however, that each director elected for a term scheduled to expire in 2008, 2009 or 2010 shall complete such elected term unless such director resigns from or otherwise leaves the Board of Directors prior to completion of such elected term.

The Board of Directors recommends a vote “FOR” the Amendments to Hercules' Amended and Restated Certificate of Incorporation and Hercules' Revised and Amended By-laws.

OTHER MATTERS

The Board is not aware of any matters, other than those described above, that will be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed Proxy Card to vote thereon in accordance with their respective best judgment. Moreover, the Board reserves the right to adjourn, postpone, continue or reschedule the Annual Meeting, depending on circumstances and the Board’s belief that such adjournments, postponements, continuations or reschedulings would be in the best interests of all Hercules shareholders.

AUDIT COMMITTEE

The Board has charged the Audit Committee with a number of responsibilities, including review of the adequacy of Hercules’ financial reporting and internal control over financial reporting. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of Hercules’ independent registered public accountants and Hercules’ Director, Internal Audit. Private sessions are held at least quarterly with the independent registered public accountants, the Director, Internal Audit, and Hercules’ Chief Financial Officer. In accordance with Section 301 of the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit Committee is composed entirely of independent directors as defined by the Hercules Corporate Governance Guidelines and the listing standards of the New York Stock Exchange. The Board has adopted and reviews at least annually a written Audit Committee charter, a copy of which is posted on Hercules’ website at www.herc.com.

Audit Committee Financial Expert

In accordance with Section 407 of the Act, effective March 2003 the SEC issued rules requiring public companies to disclose whether they have an audit committee financial expert. These rules were initially effective for Hercules for the year ending December 31, 2003. Mr. Burton M. Joyce has been designated by the Board as the Audit Committee Financial Expert.

Fees of Independent Registered Public Accountants

The Audit Committee appointed BDO as the Company’s independent registered public accountant on April 18, 2005. BDO commenced providing services for the quarterly period ended June 30, 2005. PricewaterhouseCoopers, LLP (“PricewaterhouseCoopers”), the prior independent registered public accountant, served until the appointment of BDO, including for the quarterly period ended March 31, 2005.

The aggregate fees for professional services rendered for the Company by BDO for the year ended December 31, 2006 and by BDO and PricewaterhouseCoopers for the year ended December 31, 2005 were:

	(Dollars in millions)
	2006	2005
Audit	$3.0	$3.7
Audit Related	--	0.4
Tax	0.1	--
All Other	--	--
	$3.1	$4.1

Audit Fees

Fees billed by our independent registered public accountants for professional services rendered to us in connection with the audit of the Company's financial statements for the years ended December 31, 2006 and 2005, reviews of the financial statements included in the quarterly reports on Form 10-Q that we were required to file during 2006 and 2005, audits of the Company’s internal control over financial reporting as of December 31, 2006 and 2005, and statutory audits performed during both years were approximately $3.0 million and $3.7 million, respectively, of which aggregate amounts of $2.0 million and $1.3 million had been billed through December 31, 2006 and 2005, respectively.

Audit- Related Fees

Audit-related fees billed by our independent registered public accountants were approximately $0.1 million and $0.4 million in 2006 and 2005, respectively. Audit-related fees in both years were for stand-alone audited consolidated financial statements for FiberVisions, LLC and subsidiaries (“FiberVisions”) for the years ended December 31, 2005, 2004 and 2003 and reviews of the stand-alone consolidated financial statements of FiberVisions for the nine months ended September 30, 2005 and 2004 in connection with Hercules’ sale of 51% of FiberVisions. The Audit Committee approved 100% of the fees for services rendered in 2006 and 2005.

AUDIT COMMITTEE REPORT

The Audit Committee has received from the independent registered public accountants written disclosures and a letter concerning the independent registered public accountants’ independence from Hercules, as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” These disclosures have been reviewed by the Audit Committee and discussed with the independent registered public accountants. The Audit Committee has also considered whether the provision of other services by the independent registered public accountants is compatible with maintaining the principal accountant’s independence.

In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and the independent registered public accountants the audited consolidated financial statements for Hercules fiscal year ended December 31, 2006. In addition, the Audit Committee has discussed with the independent registered public accountants matters such as the quality (in addition to acceptability), clarity, consistency and completeness of Hercules’ financial reporting, as required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Hercules 2006 Annual Report on Form 10-K and filed with the SEC.

Audit Committee
B. M. Joyce (Chair)
J. C. Hunter, III
R. D. Kennedy

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has adopted a policy for the approval of audit and non-audit services. Under this policy, services are segregated into three categories:

•	Legally Prohibited/Restricted Services - Those services which our auditor may not provide by statute.
•	Additional Prohibited Services - Those services which our auditor may legally provide, but which we will not obtain from our auditor.
•	Permitted Services - Those services which our auditor may provide if pre-approved by the Audit Committee.

Legally Prohibited/Restricted Services

The auditor is prohibited from providing the following non-audit services:

1.	Bookkeeping or other services related to the accounting records or financial statements of the audit client
2.	Financial information systems design and implementation
3.	Appraisal or valuation services, fairness opinions or contribution-in-kind reports
4.	Actuarial services
5.	Internal audit outsourcing activities
6.	Management functions or human resources
7.	Broker or dealer, investment adviser or investment banking services
8.	Legal services and expert services unrelated to the audit
9.	Any other service that the Public Company Accounting Oversight Board determines by regulation is impermissible

Additional Prohibited Services

In addition to the Legally Prohibited services, the Company has decided it will not engage its auditor to provide the following services.

•	Large-scale Information System Design and Implementation Services

We will prohibit our auditor from providing any information system design or implementation services.

•	Tax Shelters

Our auditors will not be engaged to render tax advice on any "tax shelter" (as currently defined on an ongoing basis by the Internal Revenue Code and Regulations thereunder).

Permitted Services

Rule 2-01 of Regulation S-X requires all services (audit and non-audit) that are provided by an audit firm to be pre-approved by the Audit Committee, but the Audit Committee may delegate the authority to grant pre-approvals to one or more members of the Committee.

We believe that, for certain non-audit services, there may be benefits to engaging our auditors, as our auditors may be best positioned to provide services more efficiently and effectively. Also, due to confidentiality concerns, we may decide engaging our auditing firm is preferable to engaging another firm.

The Company has adopted the following policy for audit and non-audit services not prohibited elsewhere in this policy.

Audit and Audit-Related Services

This category comprises those audit and audit-related services that we have traditionally purchased from our external audit firm. The Company believes that the audit-related services described below are consistent with the auditor's role and are either: (i) directly or inherently related to evaluating the Company's underlying internal control structure or financial information affecting the consolidated financial statements; or (ii) directly involved in performing audit or attestation services:

▪  Services related to SEC filings
▪  Accounting and financial reporting consultations
▪  Carve-out audits
▪  Statutory audits
▪  Agreed-upon audit procedures performed to comply with a contract between the
        Company and a third party
▪ Acquisition and divestiture-related due diligence and transaction services ▪ Fraud and forensic investigations ▪ Dispute resolution and litigation support ▪ Benefit plan audits

The Audit Committee has pre-approved the purchase of this category of services. Individual projects with fees in excess of $100,000 and $500,000 in the aggregate are discussed with and approved by the Committee in advance of the project.

Internal Control-Related Consulting

Given the auditor's understanding of the Company and our internal control environment, the Company may engage our auditors to assess and recommend improvements as to our internal control structure, procedures or policies. The Company believes our auditors often are best positioned to provide these services. However, the Company has specifically precluded our auditors from implementing internal controls, policies or procedures.

The Audit Committee has pre-approved the purchase of this category of services. Individual projects with fees in excess of $100,000 are discussed with and approved by the Committee in advance.

Tax-Related Services

It is important to the Company that it be able to engage its independent accountant to provide tax services, with the exception that the auditor will not be used to provide advice on any structure that would be classified as a "tax shelter," as discussed above.

Tax Services are included in the category of "Permitted Services," which our auditors may provide if pre-approved by the Audit Committee. This category of permitted services includes:

•	Tax return preparation, review, consultation and assistance
•	Tax audit support
•	Tax planning on acquisition/divestiture structuring, dividend planning, etc.
•	Tax consulting
•	Expatriate tax services
•	Transfer pricing tax services

The Audit Committee has pre-approved the purchase of a specific set of this category of services. In addition, individual projects with fees in excess of $100,000 and $300,000 in the aggregate are discussed with and approved by the Committee in advance of the project.

These permitted tax services, if required, are reported to the Audit Committee at the regularly scheduled Audit Committee meetings following the decision to purchase the services.

HUMAN RESOURCES COMMITTEE

The Human Resources Committee of the Board reviews compensation objectives and policies for all employees and determines all compensation (cash and equity) for Hercules’ executive officers, including the individuals named in the Summary Compensation Table set forth below. Additionally, the Human Resources Committee is responsible for executive officer succession planning and implementation of development plans applicable to the management ranks of Hercules. The policies and plans developed by the Human Resources Committee are approved by the Board. Administration of the plans is the responsibility of the Human Resources Committee. The Vice President of Human Resources is a resource to the Committee in fulfilling its responsibilities with respect to executive and Board compensation. In addition, the Committee, in accordance with its authority, has engaged a compensation consultant (the “Compensation Consultant”) at Towers Perrin, an international human resources consulting firm. The Compensation Consultant’s role is to advise the Committee on issues and proposals dealing with executive and Board compensation matters. Other individuals at Towers Perrin provide consulting and actuarial services to Hercules’ defined benefit pension plan and the Human Resources organization but the Compensation Consultant’s only responsibility with respect to Hercules is to the Human Resources Committee. None of the members of the Human Resources Committee is an officer, employee or former officer or employee of Hercules or its subsidiaries, and each member is independent, as such term is defined in the New York Stock Exchange Listing Standards. Compensation matters relating to the Chief Executive Officer and other executive officers, including the named executive officers, are referred to the Board for separate approval.

A complete description of the Committee’s responsibilities, which are summarized below, can be found in the Human Resources Committee Charter, which is available on Hercules’ website at www.herc.com.

Committee Authority and Responsibilities

The Human Resources Committee has the following authority and responsibilities:

•	Subject to Board approval, to establish compensation policy consistent with corporate goals and objectives and shareholder interests.

•
To review and approve or, to the extent the Human Resources Committee may deem appropriate, recommend for approval by the independent members of the Board, at least once a year corporate goals and objectives relevant to the Chief Executive Officer’s compensation and evaluate at least once a year the Chief Executive Officer’s performance in light of established goals and objectives. Based upon these evaluations the Human Resources Committee shall approve or, to the extent the Human Resources Committee may deem appropriate, recommend for approval by the independent members of the Board, the Chief Executive Officer’s annual compensation, including salary, bonus, incentive and equity compensation. In determining the incentive components of the Chief Executive Officer’s compensation, the Human Resources Committee may consider a number of factors, including, but not limited to, Hercules’ performance and relative shareholder return, the value of similar incentive awards to Chief Executive Officers at comparable companies and the awards given to the Chief Executive Officer in past years.

•
To review and approve or, to the extent the Human Resources Committee may deem appropriate, recommend for Board approval, at least annually, changes in the annual base salaries and annual incentive opportunities of the executive officers. In addition, periodically and as and when appropriate, the Human Resources Committee shall review and approve or, to the extent the Human Resources Committee may deem appropriate, recommend for approval by the independent members of the Board, the following as they affect the Chief Executive Officer and the executive officers: (a) all other incentive awards and opportunities, including both cash-based and equity-based awards and opportunities; (b) any employment agreements and severance arrangements; and (c) any change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits. In addition, the Human Resources Committee shall receive periodic reports on Hercules’ compensation programs as they affect all employees. Finally, the Human Resources Committee shall review and approve or, to the extent the Human Resources Committee may deem appropriate, recommend for approval by the independent members of the Board, any special or supplemental compensation and benefits for the Chief Executive Officer and the executive officers and individuals who formerly served as the Chief Executive Officer and/or as executive officers, including supplemental retirement benefits and the perquisites provided to them during and after employment.

•
Notwithstanding the foregoing, if any grant or award to the Chief Executive Officer or any other executive is intended to qualify for the performance-based compensation exemption from the limitations on deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor thereto, the Human Resources Committee, rather than the independent members of the Board, shall approve such award, but it may refer such award to the independent members of the Board for ratification.

•	To evaluate the methods for establishing the amounts, types and competitiveness of Director compensation benefits, including under any incentive compensation plans and equity-based compensation plans.

•
In conjunction with the Governance Committee, to assist the Board in developing and evaluating potential candidates for the Chief Executive Officer position, and in oversight of executive succession plans.

•	To assure systems are in place for development of management competencies that are linked to those competencies identified to be critical to attaining the business and strategic plans of Hercules.

•
To monitor Hercules’ compliance with relevant laws applicable to compensation plans, policies and programs, including without limitation, those relating to (i) 401(k) and similar savings and benefit items and (ii) loans to directors or officers under Section 402 of the Sarbanes-Oxley Act or otherwise.

•	To oversee Hercules’ compliance with the requirement under the New York Stock Exchange rules that shareholders approve equity compensation plans, with limited exceptions.

•
To prepare the annual report required by the rules of the SEC to be included in Hercules’ proxy statement and annual report on Form 10-K in compliance with the rules and regulations promulgated by the SEC.

•
To review and discuss the Compensation Discussion and Analysis (the "CD&A") required to be included in Hercules’ proxy statement and annual report on Form 10-K by the rules and regulations of the SEC with management and, based on such review and discussion, determine whether or not to recommend to the Board that the Compensation Discussion and Analysis be so included.

In carrying out its responsibilities, the Committee solicits recommendations from the Vice President of Human Resources and the Chief Executive Officer and the advice of its Compensation Consultant.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, has recommended to the Board that it be included in Hercules’ Proxy Statement.

Human Resources Committee
J. M. Lipton (Chair)
A. C. Catalano
T. P. Gerrity
J. K. Wulff
J. B. Wyatt

COMPENSATION DISCUSSION AND ANALYSIS

Objective of Hercules’ Executive Compensation Policies

The objective of Hercules executive compensation policy is to attract, retain and motivate highly qualified individuals and to align their interests with our shareholders. We do this by offering competitive, interrelated compensation components that are designed to attract and retain executives and to reward them for results that have been identified as important factors in enhancing shareholder value.

Elements of Executive Compensation

Hercules executive compensation policy, as established by the Human Resources Committee, is designed to pay a base salary measured at the 50th percentile of base salaries paid by other chemical companies, as adjusted using regression analysis to take into account differences in revenue size and for individual performance. To counter the significant impact executive turnover can have on survey results, Hercules uses the average of the data for the current and previous year where significant increases or decreases on survey results are reported. Additionally, the Human Resources Committee and the Board annually approve variable compensation target awards under the Management Incentive compensation Plan (“MICP”) calculated to pay at the 50th percentile of the same peer companies when pre-established goals are achieved. As part of this process, the Human Resources Committee recommends the Chief Executive Officer’s MICP award to the Board for approval and reviews and approves the awards recommended by the Chief Executive Officer with respect to the other executive officers. Finally, the Human Resources Committee approves equity based awards under the Long Term Incentive Compensation Plan (the “LTICP”), the value of which are targeted at the 50th percentile of similar awards by the peer companies. Such awards reward participants for achieving long term goals. Stock price performance below targeted levels can result in a delay in vesting of restricted stock up to a maximum of seven years, while stock price performance above targeted levels can accelerate vesting to as little as three years.

The total potential aggregate value of these three components is also targeted at the 50th percentile of total compensation paid by the peer companies, as adjusted using regression analysis to take into account differences in revenue size. Additionally, it is the policy of the Human Resources Committee to recognize extraordinary achievements through special periodic cash or stock-based awards.

Typically, increases in compensation are only granted once a year. However, significant changes in job responsibility, notable changes in the job market or exceptional performance could trigger an off-cycle increase in base pay or MICP target or a LTICP grant (with Board approval).

Normally, previous compensation actions do not influence current year’s awards or grants except in the case of awards intended to cover multi-year periods.

Survey Sources

Each year the Vice President of Human Resources commissions Towers Perrin to conduct a survey of chemical companies in their database. In 2006, those companies included:

Air Liquide America	Huber (J.M.)
Air Products & Chemicals	Huntsman Corp.
Akzo Nobel	International Flavors & Fragrances
Amcor PET Packaging NA	INVISTA
Arch Chemicals	Koppers Holdings Inc.
Arkema	Lubrizol
Ashland Inc	Lyondell Chemical Co.
Basell USA	Mosaic
Bayer Material Science	Nalco Holding Co.
Cabot Corp	Nova Chemicals Corp.
Chemtura Corp	Noveon
Chevron Phillips Chemicals	Occidental Chemical
Church & Dwight Co. Inc.	PPG Industries
Ciba Specialty Chemicals	Potash Corp.
Clariant	Praxair Inc.
Cytec Industries	Saint-Gobain - Ceramics
Degussa	Sasol North America
Dow Chemical Co.	Scotts Miracle-Gro Co.
DuPont	Sigma-Aldrich Corp.
Eastman Chemical Co.	Solutia, Inc.
Ecolab Inc.	Solvay America
Engelhard	Sunoco Chemical
FMC	Tronox
Fuller (H.B.)	W. R. Grace
Georgia Gulf Corp.	Westlake Chemical
Hexion Specialty Chemicals

Regression analysis was used to adjust the data for differences between the revenues of the companies surveyed and $2.0 billion, which was Hercules’ approximate revenue in 2006. To assure the results were reasonable, data for chemical companies with annual revenues of $1 billion to $3 billion was also reviewed. Finally, the data was blended with the survey information in Hay Associates’ PayNet database of 37 chemical companies. This produced a very broad based market reference for surveyed positions. The results of these surveys were provided to the Human Resources Committee as a resource for their deliberations.

How Base Salaries are Determined

The objective of base salaries is to attract and retain qualified personnel, which is especially critical in today’s competitive labor market.

The process of determining base salaries for executive officers begins each year with defining or confirming job content and scope, revenue impact, accountability for achieving results, leadership requirements and impact on results of Hercules. For U.S. employees, Hercules then reviews surveys published by Towers Perrin and Hay Associates. This data is adjusted using regression analysis to reflect Hercules’ revenue and becomes the competitive reference point for each covered job. Hercules follows similar processes for non-U.S. management employees. Non-U.S. compensation plans and budgets are approved by the Vice President, Human Resources.

Each February (or when significant changes in job content or scope occur), the Human Resources Committee reviews the base salary of each executive officer, including the Chief Executive Officer, in relation to the market reference information described above. The Committee also reviews each executive officer’s performance during the previous year against documented and agreed-to measurable accountabilities which had been set at the beginning of the year. In addition, the Committee evaluates competencies of each executive officer that are considered essential to the successful performance of Hercules. The Committee also makes a determination as to whether competitive adjustments are necessary to assure retention. Based on this review, the Committee either approves or modifies the recommendation of the Chairman of the Board with respect to the Chief Executive Officer’s base salary and the recommendations of the Chief Executive Officer with respect to the base salaries of all other executive officers. Increases or adjustments typically become effective March 1 of each year.

While Hercules’ overall results are a critical element of each executive officer’s performance, the most important determinant of base salary is the delivery of results with respect to annual accountabilities. This is because annual accountabilities are based on results viewed as critical to achieving Hercules’ business and strategic plans. Appropriate positioning along the market reference curve and consistency in relation to other positions are also important in setting base pay. Based on the base salaries paid to Chief Executive Officers at the companies included in the surveys described above, the Board approved an increase to the Chief Executive Officer’s base salary of $105,000, or 16.8%, in 2006. This placed the Chief Executive Officer’s salary midway between his previous salary and the 50th percentile market survey reference. This increase is consistent with the multi-year salary plan established when Mr. Rogerson became Chief Executive Officer. Other executive officers received merit increases which, for the group, averaged 3.0%.

How Management Incentive Compensation Plan Awards are Determined

The purpose of providing variable compensation through the Management Incentive Compensation Plan (“MICP”) is to motivate and reward executive officers for achieving accountabilities or specific results which are identified and defined as the critical results needed to successfully implement Hercules’ business plan.

Annual variable compensation benchmarking follows the same process as base salaries. The focus for variable compensation is linkage to financial and non-financial accountabilities established early in the first quarter of each year through the annual planning process. Hercules’ overall performance is a more important factor in determining variable compensation than individual performance. Most agreed-upon accountabilities are the “building blocks” for future success in terms of shareholder value. For example, the Board unanimously agreed that generating increased cash flow from operations and improving ongoing earnings per share were the key success metrics for 2006.

For 2006, consistent with the above, the Board and the Chief Executive Officer agreed that the factors in determining the 2006 MICP pool and the Chief Executive Officer’s accountabilities would be cash flow from operations (weighted at two-thirds) and ongoing earnings per share improvement (weighted at one-third). Based on the year-end results, cash flow from operations and ongoing earnings per share improvement significantly exceeded their respective targets (200% of target in both cases). The Board approved an MICP pool of $7.6 million reflecting this success. While the overall pool is established based on these calculated measures, the Board, at the suggestion of the Committee or the Chief Executive Officer, may reduce the pool for a particular business or function due to that unit’s performance. Similarly, the Board, at the suggestion of the Chief Executive Officer, may increase or decrease a calculated award based on individual performance but in no event may an individual award exceed the maximum payout (200% of target).

Consistent with the results of the surveys described above and Hercules’ policy of paying at the 50th percentile, individual award targets range from 25% of market referenced base salary for certain executive officers to 100% of market referenced base salary for the Chief Executive Officer. The Human Resources Committee may adjust these percentages from time to time.

Approximately 125 individuals, including the Chief Executive Officer and those holding positions one or two reporting levels below the Chief Executive Officer, are eligible for awards under the MICP. The total of the target awards for all participants is the target pool for the performance year. In 2006, the target pool was $5,000,000.

In 2006, as illustrated in the graphs below, actual results produced a pool at the maximum of 200% of target. However, the performance of certain businesses and functional groups was rated below the 200% level and the pools for these units were adjusted accordingly.

Ongoing EPS
Payout	33% Weighting
Threshold	$0.85
Target	$0.95
Maximum	$1.05
2006 Actual	$1.23

Cash Flow from Operations
Payout	67% Weighting
Threshold	$135 MM
Target	$150 MM
Maximum	$165 MM
2006 Actual	$173 MM

 • = 2006 Performance

With respect to individual awards to be paid from the MICP pool, the Board approved the Human Resources Committee’s recommendation for the Chief Executive Officer and the Human Resources Committee reviewed the Chief Executive Officer’s recommendations for awards to other executive officers. The Chief Executive Officer’s recommendations were based on a documented accountability review process, weighing results achieved against key accountabilities for the year and overall contribution to the achievement of Hercules’ long-term Strategic Plan. Awards for executive officers ranged from 130% to 200% of individual targets.

For the Chief Executive Officer’s award, the Board relied on a review of his performance against pre-set written and approved accountabilities. The most heavily weighted accountability was improving cash flow from operations, followed by improving ongoing earnings per share. These financial objectives contributed over 60% of the value of the award. Safety, health and environment, productivity improvement, personnel/organizational development, compliance and other broader strategic objectives comprised the remaining 40% of the accountability objectives.

The following table sets forth the annual incentive awards made to the named executive officers.

	Target Incentive %	Actual Payout $	Payout as % of Base Salary
C. A. Rogerson	100% of base	$1,387,000	190%
E. V. Carrington	50% of competitive base	$ 182,000	67%
J. E. Panichella	50% of base	$ 315,000	100%
P. C. Raymond	50% of competitive base	$ 227,500	72%
A. A. Spizzo	53% of competitive base	$ 400,000	114%

If Hercules is required to restate its financial statements in a way that would change the results on which MICP awards were based, the Human Resources Committee will make a determination as to whether the restatement warrants a recovery of any portion of any MICP award by reducing future awards or otherwise.

How Long Term Incentive Compensation Plan (“LTICP”) Awards are Determined

The Human Resources Committee believes that equity compensation should be a significant portion of total compensation for executive officers because it links their interests to those of shareholders. For the Chief Executive Officer, the equity compensation target value is approximately 61% of total compensation. For other executive officers, it ranges from 15% to 43%. The total number of participants in the LTICP for 2006 was 119.

Equity compensation is designed to motivate executive officers and key managers and professionals who impact improvement in long term value to strive to achieve longer term goals and accountabilities. The proportion of total compensation that is equity compensation corresponds to the potential impact of the position on creation of shareholder value.

In determining LTICP awards, annual performance is secondary to consistent longer term performance. For 2006, this was reflected in the vesting period applicable to each award, which ranged from three to seven years for restricted stock and up to three years for stock options. Restricted stock vests on the third anniversary of the grant date if Hercules’ share price has outperformed the S&P Chemical Index since the grant date. If Hercules’ share price has not outperformed the S&P Chemical Index since the grant date, the restricted stock will vest on the first subsequent anniversary of the grant date on which it has or by default on the seventh anniversary of the grant date. For stock options, 40% of the options vest one year after the grant date; 40% two years after the grant date; and 20% three years after the grant date. The option period is ten years or such shorter period as may be required by the terms of the Long Term Incentive Compensation Plan.

The process of determining awards takes into account the surveys described above. Hercules not only looks at the competitive long term incentive award value specifically but also reviews this component when added to “Total Target Cash” (base salary and target variable incentive), or “Total Direct Compensation” (salary plus variable incentives plus equity compensation). The objective is to target Total Direct Compensation at the 50th percentile.

In recent years, awards typically have been granted in shares of restricted stock or stock options. The number of shares or options awarded to executive officers is determined by dividing the surveyed 50th percentile market reference value for each benchmark position adjusted for other considerations as the Board deems appropriate by the fair market value of a share on the grant date.

In 2006, participants, other than the Chief Executive Officer, were allowed to elect to exchange up to 50% of a restricted stock grant for options to purchase three shares for each share of restricted stock. This exchange rate was intended to reflect risk and time value. As an example, if an executive was eligible for a grant of 1,000 restricted shares, he or she could exchange up to 500 restricted shares for options to purchase 1,500 shares with an exercise price equal to fair market value at the time of the initial grant of restricted stock by the Board.

The Board fixes the restricted stock/stock option mix for the Chief Executive Officer at the time of grant. In 2006 the Board awarded Mr. Rogerson an award of 94,108 shares of restricted stock and options to purchase 282,324 shares with an exercise price equal to fair market value at the time of grant by the Board. This award was valued at slightly above the 50th percentile benchmark for Chief Executive Officers of chemical companies of similar size.

The Board has approved the Equity Plan Administration Policy which defines roles, responsibilities and rules for administering the LTICP. Annual long term incentive awards for executive officers are normally reviewed and approved by the Board in February of each year. The date on which the Board reviews and approves the recommendation of the Committee is the grant date and the closing price of Hercules Common Stock on that date is used to determine the exercise price for options. Awards may occasionally be made during the year to reflect significant increases in job responsibility or as part of a new hire package. In 2002, the Board approved a pool of 300,000 stock options or equivalent shares of restricted stock (100,000) to be granted by the Chief Executive Officer to new hires or as spot awards to managers or key contributors, other than those reviewed by the Committee. 76,685 shares or equivalent options remain in this pool. The Chief Executive Officer provides the Committee with a summary of any grants made since the last report at least once a year. In addition, the Hercules LTICP specifically prohibits repricing of options or discounted option awards.

In addition, the LTICP provides that awards granted under it may not be subject to transactions such as anticipation, assignment, pledging, encumbrance or charge nor may options be priced lower than the price on the grant date.

Special Severance Benefits

All U.S. executive officers are employed on an “at will” basis, meaning Hercules or the executive officer may terminate employment at any time. As such, there is no contractual notice period (except as may be required by law), nor is there a requirement to pay severance except in the cases listed below.

Change in Control Agreements

Until 2002, Hercules entered into agreements providing change in control benefits with key management personnel to maintain management stability during times of organizational stress due to possible business transactions that could result in a change of ownership.

Prior to 2002, Hercules entered into change in control agreements with certain executive officers. Each of the agreements entered into in 2001 with Messrs. Carrington and Dahlen provides that, following a change in control, as defined in the agreement, the executive officer will continue to receive compensation, including base salary and the greater of the annual variable incentive target under the MICP or the most recent award received under the MICP, for a period of two years. Each of these agreements with the other executive officers provides that if the executive officer’s position is materially changed or the executive officer’s compensation is reduced following a change in control, as defined in the agreement, the executive officer will continue to receive compensation, including base salary and the greater of the annual variable incentive target (MICP) or the most recent MICP received, for a period of three years and will receive credit for three additional years of service and age under the Hercules Employee Pension Restoration Plan. The following table sets forth the names of the executive officers with change in control agreements, along with the indemnity periods provided under such agreements and an indication of whether such agreements provide for crediting of service and age for the indemnity period under the Hercules Employee Pension Restoration Plan.

Executive Officer	Indemnity Period	Crediting of Service
Fred G. Aanonsen	3 years	Yes
Edward V. Carrington	2 years	No
Richard G. Dahlen	2 years	No
Israel J. Floyd	3 years	Yes
Craig A. Rogerson	3 years	Yes
Stuart C. Shears	3 years	Yes
Allen A. Spizzo	3 years	Yes

Position Elimination

Like all U.S. salaried employees, an executive officer whose position is eliminated and who is not offered other employment by Hercules may become eligible for severance benefits in accordance with the Severance Pay Plan. These benefits are provided as an income bridge during periods of no-fault unexpected unemployment, but are not available to executive officers with change in control agreements if benefits are also triggered under those agreements. Benefits are based on credited service accruing at the rate of two weeks of base salary for each year of credited service up to a maximum of 52 weeks of base salary. Additionally, impacted individuals are eligible for three months of welfare benefit plan continuation and outplacement assistance. In the event of a no-fault termination, all equity awards vest immediately and stock options may be exercised for one year.

Termination for Other Reasons

Normally no compensation is payable in the event of termination other than due to position elimination. However, in special situations where the termination is due to position competency changes or unusual job changes and considered to be no-fault, management may elect to provide special indemnity.

Special Severance Benefit

As part of Mr. Raymond’s employment offer, a special severance benefit equal to the greater of the benefit accrued under the Severance Pay Plan or one year’s base salary and target MICP was negotiated. This benefit would be triggered by no-fault termination or relocation from Hercules’ Wilmington, Delaware headquarters.

As part of Mr. Panichella’s employment offer, the Company approved including Target MICP in the compensation base under the Severance Pay Plan.

Estimated Value of Severance Benefits Under Different Scenarios

The Termination Scenarios Table herein sets forth the compensation that would be payable to the named executive officers in certain termination scenarios. This disclosure ranges from forfeiture of equity compensation in the event of voluntary resignation or involuntary termination for cause to severance indemnities, acceleration of vesting of equity compensation and additional pension benefits in the case of a change in control. Any present value calculation is made using current FAS 87 and IRC 280G assumptions. The values shown for retirement benefits and equity reflect multiple termination scenarios and are based on individual plan provisions that provide for such payments and they are not cumulative.

IRS Limits on the Deductibility of Compensation and Other Regulatory Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid to executives is not deductible unless it is performance-based and satisfies the conditions of the exemption. While the Board considers all compensation paid to the Chief Executive Officer and the named executive officers to be performance-based, it does not meet the definition of “performance-based” compensation in Section 162(m). Variable compensation paid to the Chief Executive Officer and other named executive officers is designed to otherwise qualify as performance-based compensation under Section 162(m) but the Human Resources Committee strongly believes that retaining discretion in determining awards within the parameters of the performance goals is essential to their overall responsibilities. In the past, the amount paid in excess of the deductibility amount has not been material. While the Human Resources Committee will continue to consider the impact of Section 162(m) on Hercules’ compensation program, it reserves the right to pay nondeductible compensation in the future if it determines that it is appropriate to do so. It is Hercules’ policy to review all compensation plans and policies against tax, accounting and SEC regulations including Internal Revenue Code Section 162(m), Internal Revenue Code section 409A and SFAS 123R.

Employment Agreements and Employment of Executive Officers

All U.S.-based executive officers are employed on an “at will” basis, meaning Hercules or the executive officers may terminate employment at any time, subject to any applicable legal requirements. There are no written employment agreements with the named executive officers, other than the change in control agreements described above and Mr. Panichella’s employment offer letter, which provided that Hercules would pay him $108,000 if he forfeited his incentive compensation from his prior employer by joining Hercules and that he would receive a minimum MICP award for 2006 of $110,000.  Mr. Raymond's special employment offer included relocation benefits under Hercules' Relocation Policy and 2005 partial reimbursement of compensation forfeited in 2005 as a result of leaving his previous employer.

In accordance with Hercules’ offer of employment to Mr. Aanonsen, Hercules will credit his unfunded Deferred Compensation Plan account with an amount equal to 10% of his gross annual pension payable under the Union Carbide Pension Plan until the earlier of five years from the date his employment with Hercules commenced or the termination of his employment with Hercules. June 2006 was the last date a contribution was made. Mr. Aanonsen’s offer of employment letter also provides reimbursement of reasonable commuting expenses to his home in Connecticut.

If the employment of any executive officer terminates for reasons other than cause or resignation, he or she may be entitled to benefits under the change in control agreements or the Severance Pay Plan mentioned above but not both. Additionally, executive officers may be entitled to other benefits, such as pension and defined contribution plan distributions, under other plans which are described herein.

Savings & Investment Plan

The Savings & Investment Plan is a defined contribution retirement plan qualified under Section 401(k) of the Internal Revenue Code in which all U.S. employees of Hercules, including the named executive officers, are eligible to participate. Participants can save from 1% to 50% of their pay on a before-tax basis, an after-tax basis, or a combination of both subject to Internal Revenue Code ("IRC") limitations which limit highly compensated employees’ savings. The Company matches fifty cents for every dollar saved up to 6% of pay. In addition, most employees whose credited service date is after 2004 who are not eligible to participate in the Hercules Pension Plan receive a company contribution of 2% of pay, referred to as the Basic Retirement Contribution. Dependent on achieving annual business performance goals, most employees are eligible to receive a discretionary Company contribution up to 9% of pay, referred to as the Performance Retirement Contribution. This performance-based contribution can be zero, but has a target of 3%. Participants may direct their savings and the Company contribution to any of 17 available investment options.

In addition to the qualified Savings & Investment Plan, named executive officers and certain other eligible executives can participate in the Deferred Compensation Plan described below.  In addition to allowing eligible participants to defer receipt of a portion of their income, it incorporates a non-qualified savings plan feature.  This allows participants to save and receive the Company matching contributions in excess of IRC limitations but not in excess of the IRC qualified Savings & Investment Plan limitations.  Interest at the Morgan Guaranty Trust prime rate is credited to accounts on a quarterly basis.  As with the Savings & Investment Plan, the Company matches fifty cents for every dollar saved up to 6% of pay but offset by the full matching contributions eligible to be made under the qualified plan.

Deferred Compensation Plan

Hercules maintains a Deferred Compensation Plan that permits management employees who are eligible to participate in the LTICP to elect to defer receipt of base salary or MICP awards. All elections must be made in the calendar year prior to earning base salary or MICP awards to be deferred.

Participants in Hercules’ Savings and Investment Plan (401(k)) may elect to have savings or annual contributions that exceed IRC limits credited to the Deferred Compensation Plan. Elections must be made in the calendar year prior to making contributions to be deferred.

Interest is credited to deferred compensation accounts quarterly based on one-quarter of the current reported Morgan Guaranty Trust annual prime rate of interest.

Participants may not accelerate, revoke or otherwise change an election under the Deferred Compensation Plan.

The following table sets forth contributions and interest credited in 2006 and balances as of December 31, 2006 with respect to the deferred compensation accounts of the named executive officers.
Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(4)
C. A. Rogerson	$64,875	TBD	$17,242	-	TBD
E. V. Carrington	-	TBD	$ 1,915	-	TBD
P. C. Raymond	$12,900	TBD	$ 1,125	-	TBD
J. E. Panichella	-	TBD	-	-	TBD
A. A. Spizzo	-	TBD	$ 4,495	-	TBD

(1) Employee’s base salary, MICP, and Hercules Deferred Compensation Plan - Non-Qualified Savings Plan deferrals.

(2) Reflects Hercules matching and discretionary contributions.  Registrants contributions are included in the column "All Other Compensation" in the Summary Compensation Table.

(3) Participants’ accounts are credited quarterly with interest based on the Morgan Guaranty Trust Company prime rate of interest. These amounts are included in the column “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” in the Summary Compensation Table.

(4) The Performance Retirement Contribution as described under "Savings & Investment Plan" that was earned in 2006 but not credited until March 2007 is not included in the aggregate balance at year-end.  However, this amount is included in the "Registrant Contribution in Last FY."

Effective January 1, 2005, Hercules amended its defined benefit pension plan. The major change was to modify the benefit calculation base from a percentage of the highest 5 years covered compensation to a career average compensation formula. Additionally, those whose credited service date is later than January 1, 2005 are not eligible to participate in the career average plan. In recognition of this modification, employees whose credited service date is later than January 1, 2005 are eligible to receive a special 2% of covered compensation contribution to Hercules’ 401(k) plan or if IRC limits have been reached, to the Non-Qualified Savings Plan). Amounts contributed to them are included in “Registrant Contributions in Last FY” column in the table above. Additionally, all participants are eligible to receive a performance-based contribution ranging from 0% to 9% depending upon Hercules’ performance (the same metrics as used in the MICP) and the years of credited service used for benefits calculation.

Hercules Employee Pension Restoration Plan

Under ERISA, as it applies to defined benefit plans, and the regulations related thereto, certain limits are applicable to “highly compensated” individuals. The regulations have the effect of reducing what a highly compensated participant is eligible to accrue under the pension formula applicable to all other participants. In some cases, highly compensated employees are only eligible to accrue 30% to 40% of their pension entitlement under a tax qualified, ERISA covered plan.

To allow highly compensated employees the opportunity to accrue benefits comparable to other employees, many companies have adopted what are called ERISA make up plans which provide a “vehicle” to accrue benefits they would be otherwise entitled to if not for the limitations.

The Hercules Employee Pension Restoration Plan (the “EPRP”) is such a plan. It is an unfunded plan, meaning no prefunding is made against its recorded liabilities. All payment and accrual provisions of the IRS qualified Pension Plan of Hercules Incorporated apply to the Hercules Employee Pension Restoration Plan.

Participants who meet the requirements of the EPRP and who anticipate retirement within five years may elect to exchange the present value of the accrued benefit under the Employee Pension Restoration Plan, determined as of December 31, 2004, into restricted stock valued at 85% of the fair market value on the date of exchange. The same factors and assumptions are used to calculate the exchange amount as are used to calculate the lump sum benefit under the qualified plan. This is an irrevocable exchange subject to proposed regulations dealing with deferred compensation. This option is no longer available for benefit accruals after December 31, 2004.

Rabbi Trust

Hercules maintains a “rabbi trust” to provide for the funding of accrued benefits under the Deferred Compensation Plan, benefits accrued under the Hercules Non-Qualified Supplemental Retirement Income Plan and other retirement benefits which are not currently funded. Under the terms of the rabbi trust, the funding is triggered by an “Unsolicited Change in Control” as defined in the trust documents. A copy of the rabbi trust was filed with the SEC as an exhibit to our 2002 Annual Report on Form 10-K/A.

Personal Benefits (“Perks”)

Our executive compensation package includes base salary paid on a monthly basis, an annual cash incentive opportunity and long term incentive compensation awards granted in equity or equity equivalents. The following perquisites are offered to certain executive officers:

“Perk”	Approximate Value	Eligibility
Pool Car/Driver	$62,000/year	CEO (occasional use
(including tax gross up)		for commuting only)
Reserved Parking	$2,010/year	Executive Officers

One executive officer who is not a named executive officer is covered under a group life insurance plan that is no longer offered to other executives.

Hercules does not maintain or lease any aircraft or personal company cars, or provide any special travel benefits, special medical benefits, enhanced benefit plans, special private club benefits or financial and/or tax planning benefits applicable to executive officers.

Stock Ownership Guidelines

In 2003, Hercules established new stock ownership guidelines for members of the Senior Management Team, which consists of the Chief Executive Officer and those who report directly to the Chief Executive Officer. The guidelines require the Senior Management Team to hold Hercules stock having a value of at least five times base salary (in the case of the Chief Executive Officer) and three times base salary (in the case of each other member of the Senior Management Team). Executives have five years from the date ownership guidelines were established or five years from the date they became members of the Senior Management Team to comply with these new guidelines. The guidelines reinforce the practice of encouraging executives to hold Hercules stock and to closely link their interests with those of shareholders. Based on typical measurement methodology, all of the named executive officers hold restricted stock in excess of the amount required by the guidelines or are on track to meet the requirements within the prescribed time frame.

The chart below sets forth the stock ownership targets and stock holdings of the named executive officers as of December 31, 2006, using the closing stock price on that date of $19.31.

Name	Ownership - Target (Shares) @ $19.31/Share	Total Qualifying Shares(1)
C. A. Rogerson	189,023	574,636
E. V. Carrington	42,415	95,640
J. E. Panichella(2)	48,938	29,058
P. C. Raymond	48,938	76,599
A. A. Spizzo	54,377	122,772

 (1) Qualifying shares include stock, restricted stock, Savings and Investment Plan shares, and  2006 restricted stock shares exchanged for stock options.  See the “2006 Grants of Plan-Based Awards” Table.
 (2) Mr. Panichella has until January 3, 2011 to comply with these guidelines

SUMMARY COMPENSATION TABLE

The following table discloses information concerning compensation awarded, paid or to be paid to the Chief Executive Officer, the Chief Financial Officer, and the next three most highly compensated executive officers of Hercules for services rendered to Hercules and its subsidiaries during the past year. When setting total compensation for each of the named executive officers, the Board or Human Resources Committee follows the processes described in the CD&A.

Hercules annual variable compensation is included in “Non-Equity Incentive Plan Compensation.” These amounts were determined by the Board at its February 21, 2007 meeting and were paid out March 1, 2007.

The Company has not entered into any employment agreements with any of the named executive officers other than the change in control agreements described under “Change in Control Agreements.” Mr. Panichella’s employment offer letter provided that Hercules would pay him $108,000 if he forfeited his incentive compensation from his prior employer and that he would receive a minimum variable award payout for 2006 of $110,000. Mr. Raymond’s special employment offer included relocation benefits under Hercules’ Relocation Policy and 2005 partial reimbursement of compensation forfeited in 2005 as a result of leaving his previous employer.

.

2006 Summary Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Comp ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
C.A. Rogerson President & CEO	2006	$712,508	-	$1,131,676	$1,237,157	$1,387,000	$740,017(5)	TBD	TBD
E.V. Carrington Vice President, Human Resources	2006	$271,678	-	$ 153,031	$ 81,719	$ 182,000	$ 99,372	TBD	TBD
J.E. Panichella President, Aqualon Division	2006	$313,807	-	$ 64,165	-	$ 315,000	$349,972(6)	TBD	TBD
P.C. Raymond President, Paper Technologies & Ventures	2006	$312,500	-	$ 214,726	$ 124,359	$ 227,500	$ 26,335	TBD	TBD
A.A. Spizzo Chief Financial Officer	2006	$345,838	-	$ 386,178	-	$ 400,000	$226,005(7)	TBD	TBD

(1)
The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the Long Term Incentive Compensation Plan (LTICP) and thus may include amounts for awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 14 to the Company's audited financial statements for the fiscal year ended December 31, 2006, included in the Company's Annual Report on Form 10-K filed with the SEC on February 28, 2007.

(2)
The amounts in column (g) reflect the cash awards to the named executive officers under the Management Incentive Compensation Plan (MICP), which is discussed in further detail under the heading "How Management Incentive Compensation Plan (MICP) Awards are Determined".

(3)
The amounts in column (h) reflect the actuarial increase in the present value of the name executive officers' benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements and includes amounts which the named executive officers may not currently be entitled to receive because such amounts are not vested.  The amounts also include interest credited quarterly based on the Morgan Guaranty Trust prime rate of interest.  The interest earnings are disclosed in the Deferred Compensation Plan Table.

(4)	The amounts in column (i) include:

All Other Compensation - 2006

	Hercules Savings & Investment Plan - Employer Contributions	Hercules Deferred Compensation Plan Nonqualified Savings - Employer Contributions	Chauffeur/ Car	Tax Gross-Up	Relocation	Parking	Miscellaneous
C.A. Rogerson	TBD	TBD	$34,893	$26,755	-	$2,010	-
E.V. Carrington	TBD	TBD	-	-	-	$2,010	-
J.E. Panichella	TBD	TBD	-	-	$203,475	$2,010	$108,000(a)
P.C. Raymond	TBD	TBD	-	-	$ 9,684	$2,010	-
A.A. Spizzo	TBD	TBD	-	-	-	$2,010	-

(a)Consists of payment to partially compensate Mr. Panichella for cash benefits under his previous employer’s compensation plans forfeited in connection with his accepting employment with Hercules.  See "Employment Agreements and Employment of Executive Officers."

(5)
A significant portion of this amount is attributable to Mr. Rogerson first becoming eligible in 2006 for subsidized early retirement benefits under the Pension Plan of Hercules Incorporated and the impact of his increased compensation used to calculate his pension benefit.

(6)	A significant portion of this amount is attributable to Mr. Panichella returning to Hercules' employment in January 2006 and the impact of his increased compensation used to calculate his pension benefit.
(7)	A significant portion of this amount is attributable to Mr. Spizzo's increased compensation used to calculate his pension benefit.

GRANT OF PLAN-BASED AWARDS

The following table contains information concerning individual grants during the last completed fiscal year to the named executive officers.

The 2006 Long Term Incentive Compensation Plan (LTICP) awards were granted in the form of restricted stock with an option to receive up to 50% of the value of the award in stock options at fair market value on the date the Board approved the awards. The exchange rate was three (3) options for every one (1) restricted stock share.

Restricted stock vesting can occur as early as the third anniversary of the grant if Hercules’ share price improvement rate exceeds the S&P Chemical Index share price improvement rate since the grant date. If vesting does not occur on the third anniversary, performance goal measurements will be done annually on each succeeding anniversary using the same measurement. If the award has not vested, it will vest on the seventh anniversary of grant.  At vesting, these awards will be paid out as stock and will be valued using the closing stock price on the vesting date.

Forty percent of the options can be exercised beginning one year after the grant date; 40% two years after the grant date; and 20% three years after the grant date. The option period is ten (10) years or such shorter period as may be required by the terms of the LTICP.

2006 Grants of Plan-Based Awards

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Est. Future Payouts Under Non- Equity Incentive Plan Awards (1)			Est. Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Thres- Hold ($)	Target ($)	Maximum ($)	Thres- Hold (#)	Target (#)	Maxi- Mum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (2)
C.A.Rogerson	2/16/2006 -	- 0	- $730,000	- $1,460,000	- -	- -	- -	94,108 -	282,324 -	$12.22 -	$2,487,340 -
E.V.Carrington	2/16/2006 -	- 0	- $140,000	- $ 280,000	- -	- -	- -	9,411 -	28,230 -	$12.22 -	$ 248,725 -
J.E.Panichella	2/16/2006 -	- 0	- $157,500	- $ 315,000	- -	- -	- -	28,641 -	- -	- -	$ 349,993 -
P.C.Raymond(3)	2/16/2006 4/17/2006 -	- - 0	- - $175,000	- - $ 350,000	- - -	- - -	- - -	14,321 7,500 -	42,960 - -	$12.22 - -	$ 378,500 $ 103,275 -
A.A.Spizzo	2/16/2006 -	- 0	- $200,000	- $ 400,000	- -	- -	- -	31,423 -	- -	- -	$ 383,989 -

(1)
The amounts shown in column (c), (d) and (e) reflect the minimum, target, and maximum payment level under the Company's Management Incentive Compensation Plan (MICP). Payouts range from 0% to 200% of Target.

(2)
Restricted stock value based on stock price of $12.22 and $13.77 on the date of grants (February 16, 2006 and April 17, 2006).  Stock options are valued based on SFAS 123(R) value of $4.7369 on the date of grant (February 16, 2006).

(3)	Mr. Raymond's April 17, 2006 grant was a one-time award pursuant to the Long-Term Incentive Compensation Plan, Article VII. Vesting will occur on April 18, 2011.

2006 Outstanding Equity Awards at Fiscal Year-End

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised / Unearned Options (#)(3)	Option Exercise Price ($)	Option Exp. Date	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
C.A. Rogerson	45,500	-	-	$17.1875	05/17/2010	477,701	$9,224,406	-	-
	35,500	-	-	$11.2800	08/23/2011
	50,000	-	-	$11.9100	05/09/2012
	78,892	118,337	-	$14.4500	02/18/2015
	-	282,324	-	$12.2200	02/16/2016

E.V.Carrington	-	28,230	-	$12.2200	02/16/2016	84,432	$1,630,382	-	-

J.E. Panichella	-	-	-	-	-	28,641	$553,058	-	-

P.C. Raymond	-	42,960	-	$12.2200	02/16/2016	55,350	$1,068,809	-	-

A.A. Spizzo	2,400	-	1,200	$52.1250	08/27/2007	118,028	$2,279,121	-	-
	3,000	-	1,500	$47.8125	05/05/2008
	3,000	-	-	$25.5625	09/01/2008
	-	-	1,500	$37.5625	05/04/2009
	4,275	-	-	$17.2500	02/18/2010
	13,475	-	-	$15.3125	04/05/2010
	30,000	-	-	$11.9100	05/09/2012
	20,000	-	-	$11.6000	06/28/2012

(1)  All options in column (b) are vested.

(2)  Vesting dates are as follows:

C. A. Rogerson:  112,930 options vested February 16, 2007; 78,892 options vested February 19, 2007; 39,445 options vested February 18, 2008; 112,930 options will vest
February 19, 2008; 56,464 options will vest February 16, 2009.

E. V. Carrington: 11,292 options vested February 16, 2007; 11,292 options will vest February 19, 2008; 5,646 options  vest February 16, 2009.

P. C. Raymond: 17,184 options vested February 16, 2007; 17,184 options will vest February 19, 2008; 8,592 options will vest February 16, 2009.

(3) Awards in column (d) are performance accelerated stock options.  Vesting can be accelerated if performance targets are met.  If targets are not met, the award will vest in 9.5 years.  Vesting dates are as follows:  1,200 options vested February 26, 2007; 1,500 options will vest November 5, 2007; 1,500 options will vest on November 4, 2008.

(4) Vesting dates are as follows:

C. A. Rogerson: 252,100 shares vested on February 20, 2007; 6,956 shares will vest February 21, 2008; 38,000 shares will vest April 24, 2008; 20,794 shares will vest February 24, 2009; 65,743 shares will vest as early as February 19, 2008 or as late as February 20, 2012; 94,108 shares will vest as early as February 17, 2009 or as late as February 19, 2013.

E. V. Carrington: 18,635 shares vested on February 20, 2007; 4,555 shares will vest February 21, 2008; 22,000 shares will vest April 24, 2008; 14,883 shares will vest February 24, 2009; 14,948 shares will vest as early as February 19, 2008 or as late as February 20, 2012; 9,411 shares will vest as early as February 17, 2009 or as late as February 19, 2013.

J. E. Panichella: 28,641 shares will vest as early as February 17, 2009 or as late as February 19, 2013.

P. C. Raymond: 5,000 shares vested on January 31, 2007; 5,000 shares will vest January 31, 2008; 23,529 shares will vest as early as February 19, 2008 or as late as February 20, 2012; 14,321 shares will vest as early as February 17, 2009 or as late as February 19, 2013; 7,500 shares will vest April 18, 2011.

A. A. Spizzo: 22,023 shares vested on February 20, 2007; 26,000 shares will vest April 24, 2008; 12,977 shares will vest as early as April 2, 2007 or as late as April 1, 2011; 25,605 shares will vest as early as February 19, 2008 or as late as February 20, 2012; 31,423 shares will vest as early as February 17, 2009 or as late as February 19, 2013.

(5) Market value determined by multiplying the aggregate number of shares of restricted stock by the December 29, 2006 closing market price, or $19.31.

(6) Messrs. Rogerson and Carrington's totals include shares purchased using Above-Target MICP Awards.  Amounts paid by these executives for restricted shares were
$216,943 and $150,966 respectively.

2006 Option Exercises and Stock Vested

(a)	Option Awards		Stock Awards
	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
C.A. Rogerson	-	-	10,000(3)	$ 164,400
E. V. Carrington	85,500	$ 362,239	-	-
J. E. Panichella	-	-	-	-
P. C. Raymond	-	-	5,000	$ 58,550
A. A. Spizzo	25,000	$ 172,577	14,457(4)	$ 174,062

(1)
Stock option value realized is equal to the difference between the option exercise price and the market value of Hercules common stock on the date of exercise multiplied by the number of options exercised.

(2)	Stock value realized is equal to the number of vesting shares multiplied by the closing stock price on the vest date, without netting any shares surrendered to cover tax withholding.
(3)	3,340 shares withheld from acquired shares to cover taxes.
(4)	These shares were purchased using Above Target MICP compensation in 2003 and were restricted for three years. 4,865 shares were withheld from acquired shares to cover taxes.

PENSION BENEFITS

Qualified Pension Plan of Hercules Incorporated

Hercules sponsors the Pension Plan of Hercules Incorporated, an Internal Revenue Service (“IRS”) qualified defined benefit pension plan to provide retirement benefits to eligible U.S.-based employees of the Company (the “Qualified Plan”). The Qualified Plan pays benefits at retirement to participants who terminate or retire from the Company after meeting the eligibility requirements for a benefit. The retirement benefit is based on a percentage of a participant’s Final Average Earnings (as described below).  Generally, employees whose credited service date is prior to January 1, 2005 are not eligible to participate in this Plan.  A description of the Basic Retirement Contribution feature of the Savings and Investment Plan is included under "Savings & Investment Plan" which replaces this Plan for new hires.

        Under the Qualified Plan, a participant’s annual benefit accrual is calculated as 1.2% of Final Average Earnings up to the Social Security integration point plus 1.6% of Final Average Earnings in excess of such integration point. Final Average Earnings for the Qualified Plan are defined as the average monthly earnings for the highest five consecutive years during the last ten years of service, limited as required by the Tax Reform Act of 1986. Effective January 1, 2005, the averaging period of five years extends one additional month for each month that the individual is employed beyond January 1, 2005. Earnings include overtime, holidays, vacations, commissions, MICP bonuses and non-occupational and temporary occupational disability benefits. Because this is an IRS qualified plan, the Qualified Plan compensation is restricted by the compensation limit imposed by the Internal Revenue Code. In 2006, this compensation limit was $220,000. The Social Security integration point for the Qualified Plan is defined as one-half of the annual Social Security taxable wage base in effect for the calendar year immediately prior to the effective date of retirement or termination. For effective dates during calendar year 2006, this integration point is $47,100.

The annual retirement benefit payable from this plan is provided by the formula above, based on Final Average Earnings determined as of the date of retirement, and multiplied by years and months of Credited Service at retirement. This amount is available at the earlier of the plan’s normal retirement age of 65 or age 60 with 10 years of service. If a participant has attained age 55 with 10 years of service, a reduced early retirement benefit is available. The annual retirement benefit is reduced by a factor equal to 150% divided by service, with a maximum annual reduction of 5%, for each year of payment prior to age 60 to reflect the earlier payments.

Hercules Employee Pension Restoration Plan

Hercules also maintains a nonqualified pension plan, the Hercules Employee Pension Restoration Plan  (the “Nonqualified Plan”). The Nonqualified Plan is intended to help attract and retain the executive workforce by providing benefits calculated in the same manner as the IRS Qualified Plan but in excess of the limits imposed by the IRC.

The Nonqualified Plan is designed to restore retirement benefits that cannot be paid by the Qualified Plan solely due to IRC limits. The benefit provided under the Nonqualified Plan will effectively equal the difference between the benefit that would have been earned under the Qualified Plan without regard to any pay or benefit limits imposed by the IRC and the actual benefit payable from the Qualified Plan (reflecting the limits).

All participants in the Qualified Plan are potentially eligible for the Nonqualified Plan, provided their Qualified Plan benefits are limited by the IRC limits. A participant’s annual benefit accrual is determined in the same manner as under the Qualified Plan, without regard to any pay or benefit limits, offset by the Qualified Plan annual benefit. The Nonqualified Plan uses the same plan definitions as the Qualified Plan but is not restricted by the compensation limit imposed by the IRC.

The annual retirement benefit payable is calculated according to the methodology above, based on Final Average Earnings determined as of the date of the Nonqualified Plan retirement, and multiplied by years and months of Credited Service at retirement. This amount is available at the earlier of the plan’s normal retirement age of 65 or age 60 with 10 years of service. If a participant has attained age 55 with at least 10 years of service, an early retirement benefit is available. The annual retirement benefit is reduced by a factor equal to 150% divided by service, with a maximum annual reduction of 5%, for each year of payment prior to age 60 to reflect the earlier payments.

Present Value of Accumulated Benefits As of December 31, 2006

Name	Plan	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1)(7)	Payments During Last Fiscal Year	Change in Pension Value During 2006
C. A. Rogerson(2)	Nonqualified	24.5	$1,926,375	0	$678,055
	Qualified	24.5	531,868	0	44,720
	Total		2,458,243	0	722,775
E. V. Carrington(3)	Nonqualified	37.3	$1,631,790	0	$78,730
	Qualified	33.3	1,123,808	0	18,727
	Total		2,755,778	0	97,457
J. E. Panichella(4)	Nonqualified	23.0	$408,241	0	$312,801
	Qualified	23.0	359,568	0	37,171
	Total		767,809	0	349,972
P. C. Raymond(5)	Nonqualified	1.9	$42,624	0	$25,210
	Qualified	1.9	0	0	0
	Total		42,624	0	25,210
A. A. Spizzo(6)	Nonqualified	27.7	$737,441	0	$178,981
	Qualified	25.4	$499,448	0	45,529
	Total		$1,236,889	0	221,510

(1)
Benefits were valued as a 51% lump sum and 49% single life annuity using the assumptions described in the table below.  Earliest age at which the executive is eligible for an unreduced benefit. This value differs from Termination Scenario Table which assumes a December 29, 2006  termination.

(2)
The increase in pension value is attributable to Mr. Rogerson first becoming eligible for the subsidized early retirement benefit available to all Hercules employees with similar service in 2006 and his increased compensation used to calculate his pension benefit.

(3)	Mr. Carrington's nonqualified pension benefit reflects 4-1/2 years service granted in 1997 under the Hercules Pension Plan attributable to service earned with an acquired company.
(4)
The increase in pension value is attributable to reinstatement of Mr. Panichella's former service when he rejoined Hercules in January 2006 and his increased compensation used to calculate his pension benefit.

(5)
Mr. Raymond joined Hercules in January 2005, and as an inducement for him to leave his previous employer, Hercules granted him 4 years of service for vesting and eligibility purposes but not for benefit calculation. Because of this special service recognition, he is a participant in the Nonqualified Plan effective on hire date.

(6)
Mr. Spizzo's nonqualified pension plan benefit is calculated as though he had continued employment from May 22, 1979.  Mr. Spizzo left employ in April 1995 and returned August 1997.  As an inducement for Mr. Spizzo to return, Hercules credited his 2 years-3 months period while he was employed by another employer.  Benefit service for qualified plan purposes is based on his adjusted service date of August 1, 1981.  The increase in Mr. Spizzo's pension value is attributable to increased compensation used to calculate his pension benefit.

(7)	These calculations do not reflect offsets from other Company sponsored plans or other offsets provided for under the Plan.

The amounts provided in the Present Value of Accumulated Benefits Table are the actuarial present values of the benefits earned as of December 31, 2006. An actuarial present value is calculated by estimating the expected future payments starting at the assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments to the participant’s current age to reflect the time value of money.

The actuarial present value reflects the estimated amount that, if invested today in a fund that earns the assumed discount rate, would be sufficient on average to provide the estimated future payments for the participant’s lifetime based on the current accumulated benefit. For each plan, the assumed retirement age for each executive is the earliest age at which the executive could retire without any reduction for early commencement based on current accrued service in the eligibility criteria. The actual benefit present values will vary from these estimates depending on several factors, including the executive’s actual retirement age.

The present value of accumulated benefits as of December 31, 2006 and the change in pension value during 2006 shown in the table above use the following limits and assumption:

Definition	December 31, 2006	December 31, 2005
Discount Rate - Lump Sum	4.69%	4.73%
Discount Rate - Annuity	5.90%	5.70%
IRC Section 401(a)(17) pay limitation	$220,000	$210,000
IRC Section 415 benefit limitation	$175,000	$170,000
Retirement Ages	Later of current age or age at which participant is first eligible for an unreduced benefit	Later of current age or age at which participant is first eligible for an unreduced benefit
Termination and disability rates	None	None
Pre-Retirement Mortality	None	None
Post-Retirement Mortality (Annuities)	RP-2000 (projected to 2015 with phased-out improvements, no collar adjustments)	RP-2000 (projected to 2015 with phased-out improvements, no collar adjustments)
Post-Retirement Mortality (Minimum Lump Sums)	GAR 1994 Unisex	GAR 1994 Unisex
Form of Pension Payment	If eligible, 51% Lump Sum (based on December 31, 2004 accrued benefit); 49% Single Life Annuity; otherwise, 100% Single Life Annuity	If eligible, 51% Lump Sum (based on December 31, 2004 accrued benefit); 49% Single Life Annuity; otherwise, 100% Single Life Annuity

Potential Post Employment Payments

Hercules executives are entitled to receive certain payments upon termination of their employment. The following table summarizes these payments under different termination scenarios and reflects the estimated value of those payments had the termination occurred effective December 29, 2006.

The plans and agreements under which the payments summarized in the following table would be made have been previously described herein.

Termination Scenarios Table
(Assumes December 29, 2006 Termination Events)
Executive	Type of Compensation	Voluntary		Involuntary		Change in Control(10)(11)
		Resign	Retire (1)(9)	Cause	w/o Cause
C. A. Rogerson
	Separation Bonus(2)	$0	$730,000	$0	$730,000	$730,000
	Cash Severance	0	0	0	686,034	4,380,024
	Equity - Regular (3)(4)(5)	0	11,801,201	0	11,801,201	4,649,764
	Equity - CiC Addition	0	0	0	0	7,157,437
	Retirement - Regular (6)	3,370,722	3,370,722	1,211,722	3,370,722	3,370,722
	Retirement - CiC Addition	0	0	0	0	2,700,000
	Deferred Compensation (7)	291,379	291,379	291,379	291,379	291,379
	Other Benefits	0	0	0	11,700	237,497
	Excise Tax Gross Up (8)	0	0	0	0	4,097,003
	Total	$3,662,101	$16,193,302	$1,503,101	$16,891,037	$27,607,826
A. A. Spizzo
	Separation Bonus(2)	$0	$200,000	$0	$200,000	$200,000
	Cash Severance	0	0	0	350,004	1,650,012
	Equity - Regular (3)(4)(5)	0	2,279,121	0	1,040,837	1,040,837
	Equity - CiC Addition	0	0	0	0	1,238,284
	Retirement - Regular (6)	801,029	801,029	436,029	801,029	801,029
	Retirement - CiC Addition	0	0	0	0	1,746,000
	Deferred Compensation (7)	59,918	59,918	59,918	59,918	59,918
	Other Benefits	0	0	0	11,700	156,497
	Excise Tax Gross Up (8)	0	0	0	0	2,382,707
	Total	$860,947	$3,340,068	$495,947	$2,463,488	$9,275,284
J. E. Panichella
	Separation Bonus (2)	$0	$157,500	$0	$157,500	$157,500
	Cash Severance	0	0	0	472,500	472,500
	Equity - Regular(3)(4)(5)	0	553,058	0	68,700	68,700
	Equity - CiC Addition	0	0	0	0	484,358
	Retirement - Regular (6)	404,194	404,194	198,194	404,194	404,194
	Retirement - CiC Addition	0	0	0	0	0
	Deferred Compensation (7)	0	0	0	0	0
	Other Benefits	0	0	0	11,700	11,700
	Excise Tax Gross Up (8)	0	0	0	0	0
	Total	$404,194	$1,114,752	$198,194	$1,114,594	$1,598,952
P. C. Raymond
	Separation Bonus(2)	$0	$175,000	$0	$175,000	$175,000
	Cash Severance	0	0	0	490,000	490,000
	Equity - Regular (3)(4)(5)	0	1,373,395	0	795,780	795,780
	Equity - CiC Addition	0	0	0	0	577,615
	Retirement - Regular (6)	81,483	81,483	41,483	81,483	81,483
	Retirement - CiC Addition	0	0	0	0	0
	Deferred Compensation (7)	30,127	30,127	30,127	30,127	30,127
	Other Benefits	0	0	0	11,700	11,700
	Excise Tax Gross Up (8)	0	0	0	0	0
	Total	$111,611	$1,660,006	$71,611	$1,584,090	$2,161,706
E. V. Carrington
	Separation Bonus(2)	$0	$140,000	$0	$140,000	$140,000
	Cash Severance	0	0	0	273,012	826,024
	Equity - Regular(3)(4)(5)	0	1,830,533	0	1,830,533	797,056
	Equity - CiC Addition	0	0	0	0	1,033,477
	Retirement - Regular(6)	2,836,822	2,836,822	1,159,822	2,836,822	2,836,822
	Retirement - CiC Addition	0	0	0	0	0
	Deferred Compensation (7)	25,292	25,292	25,292	25,292	25,292
	Other Benefits	0	0	0	11,700	67,471
	Excise Tax Gross Up (8)	0	0	0	0	377,998
	Total	$2,862,114	$4,832,647	$1,185,114	$5,117,359	$6,104,140

1.	Scenario for Death or Disability nearly identical to Retire.
2.	“Separation Bonus” is the 2006 MICP target assuming the individual is employed for full Plan year and the Board approves the award; MICP affords Company payout discretion.
3.	Equity values assume $19.31/share.
4.	Stock option value assumes immediate exercise at $19.31/share at termination.
5.	Restricted stock is full value if executive is retirement eligible, otherwise it is prorated.
6.	“Retirement” data includes present value of benefits accrued to December 29, 2006 under the Defined Benefit Pension Plan but 100% lump sum is available only for Change in Control increment.
7.	Deferred Compensation and 401(k) balances (included in “Retirement”) on December 29, 2006.
8.	Excise Tax Gross-up calculation as of December 29, 2006.
9.	“Retire” scenario illustrative only for Messrs. Panichella, Raymond and Spizzo who are not yet retirement eligible.
10.	Double trigger Change in Control except for Mr. Carrington who has a single trigger (i.e., event only).
11.	Messrs. Rogerson and Carrington would become eligible for Equity - Change in Control Addition, if they retire concurrent with a Change in Control.

HUMAN RESOURCES COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

                Our Human Resources Committee is composed of five members: Messrs. Gerrity, Lipton (Chair), Wulff, Wyatt and Ms. Catalano. In 2006, none of the members of our Human Resources Committee had any interlocks or insider participation requiring disclosure under Item 407(e)(4) of Regulation S-K.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information, as of March 5, 2007 (unless otherwise noted), with respect to the beneficial ownership of our common stock by:

•	beneficial owners of more than five percent of Hercules common stock;
•	each Hercules director and nominee for director;
•	each of the executive officers named in the 2006 Summary Compensation Table set forth under “Compensation Discussion and Analysis”; and
•	all directors, nominees and executive officers of Hercules as a group.

This information is based upon Hercules’ records, as well as publicly available information filed with the SEC.

This beneficial ownership is reported in accordance with the rules of the SEC, under which a person may be deemed to be the beneficial owner of shares if that person has or shares the power to vote or dispose of those shares or has the right to acquire beneficial ownership of those shares within 60 days (for example, through the exercise of an option). Accordingly, the shares shown in the table as beneficially owned by certain individuals may include shares owned by certain members of their respective families. Because of these rules, more than one person may be deemed to be the beneficial owner of the same shares. The inclusion of the shares shown in the table is not necessarily an admission of beneficial ownership of those shares by the person indicated.

Name	Shares Beneficially Owned(1)	Options Exercisable Within 60 Days	Percent of Shares(2)
5% Shareholders
State Street Global Advisors (U.S) (3) 225 Franklin Street Boston, MA 02110	[TBD]	[TBD]	[TBD]
Sasco Capital, Inc. (4) 10 Sasco Hill Road Fairfield, Connecticut 06824	[TBD]	[TBD]	[TBD]
GAMCO Investors, Inc. (5) One Corporate Center Rye, New York 10580	[TBD]	[TBD]	[TBD]
T. Rowe Price Associates, Inc. (6) 100 E. Pratt Street Baltimore, Maryland 21202	[TBD]	[TBD]	[TBD]
Directors and Officers
C. A. Rogerson, Director and Officer	[TBD]	[TBD]	[TBD]
A. A. Spizzo, Officer	[TBD]	[TBD]	[TBD]
E. V. Carrington, Officer	[TBD]	[TBD]	[TBD]
A. C. Catalano, Director	[TBD]	[TBD]	[TBD]
T. P. Gerrity, Director	[TBD]	[TBD]	[TBD]
J. C. Hunter, III, Director	[TBD]	[TBD]	[TBD]
B. M. Joyce, Director	[TBD]	[TBD]	[TBD]
R. D. Kennedy, Director	[TBD]	[TBD]	[TBD]
J. M. Lipton, Director	[TBD]	[TBD]	[TBD]
J. E. Panichella, Officer	[TBD]	[TBD]	[TBD]
P. C. Raymond, Director	[TBD]	[TBD]	[TBD]
J. K. Wulff, Director	[TBD]	[TBD]	[TBD]
J. B. Wyatt, Director	[TBD]	[TBD]	[TBD]
All directors and executive officers as a group	[TBD]	[TBD]	[TBD]
_________________________________
*	Less than 1% of the outstanding Hercules common shares.

(1)
[To be determined based upon Beneficial Ownership Table.]  Includes shares acquired by officers pursuant to our Management Incentive Compensation Plan, or MICP, under which award amounts for above-target performance may be used by the participant to purchase restricted stock at 85% of the fair market value through our Long Term Incentive Compensation Plan, or LTICP. The above table includes the following shares that were purchased in 2002 and 2003 pursuant to the MICP: [___________], [___________]; and [___________], [___________]. Restrictions and forfeiture risks are specified under the LTICP. Also included are:  (1) 2004, 2005, 2006 and 2007 annual long-term incentive grants: [___________], [___________]; [___________], [___________]; [___________], [___________]; [___________], [___________]; [___________], [___________]; [___________], [___________]; and [___________], [___________]; and all executive officers as a group, [___________]; and (2) shares owned in the Hercules Savings and Investments Plan as of March 5, 2007: [___________], [___________][___________], [___________]; [___________], [___________]; and [___________], [___________]and all directors and executive officers as a group, [___________]. The total number of shares with restrictions and forfeiture risks for all directors and executive officers is [___________]. Owners have the same voting and dividend rights as other shareholders of Hercules, but no right to sell or transfer. Non-employee directors and named executive officers have restricted stock units, or Restricted stock units, representing the following numbers of shares: A. C. Catalano, [___________]; P. Duff, [___________]; T. P. Gerrity, [___________]; J. C. Hunter, [___________]; B. M. Joyce, [___________]; R. D. Kennedy, [___________]; J. M. Lipton, [___________]; C.A. Rogerson, [___________]; J. K. Wulff, [___________]; and J. B. Wyatt, [___________]. Non-employee directors and named executive officers do not have any current voting rights or the right to dispose of these restricted stock units, although they may receive actual shares with respect to certain restricted stock units when they leave the Board or Hercules. Further discussion of these restricted stock unit grants can be found in Proposal No. 1 of this Proxy Statement under “Board of Directors —Directors Compensation.”

(2)	Based on public filings for 5% shareholders and on [112,859,768] shares outstanding on March 5, 2007 for directors and officers.

(3)	Share holding as of December 31, 2006, as reported on Schedule 13G filed by State Street Bank and Trust Company acting in various fiduciary capabilities on February 12, 2007.

(4)	Share holding as of December 31, 2006, as reported on Amendment No. 2 to the Schedule 13G filed by Sasco Capital, Inc. on February 8, 2007.

(5)	Share holding as of September 30, 2006, as reported on Amendment No. 14 to Schedule 13D filed by Gamco Investors, Inc. on January 5, 2007.

(6)	Share holding as of December 31, 2006, as reported on Amendment No. 8 to Schedule 13G filed by T. Rowe Price on February 13, 2007.

PRELIMINARY COPY

[PROXY CARD - FRONT SIDE]

HERCULES INCORPORATED
2007 ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the Hercules' Board of Directors for the 2007 Annual Meeting of Shareholders on April 19, 2007.

The undersigned hereby appoints Craig A. Rogerson, Allen A. Spizzo and Israel J. Floyd, and each of them, as proxies, acting jointly and severally and with full power of substitution, for and in the name of the undersigned to vote all shares of common stock of Hercules Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, April 19, 2007, at 11:00 A.M., local time, at Hercules Plaza, 1313 North Market Street, Wilmington, Delaware, or at any adjournments or postponements thereof, as directed, upon the matters set forth in the Hercules Proxy Statement and upon such other matters as may properly come before the Annual Meeting.

Signing and dating Hercules’ Proxy Card will have the effect of revoking any Proxy Card you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on any Proxy Card. This card further provides voting instructions for shares held for the undersigned in the Hercules Dividend Reinvestment Plan.

If you choose to vote by telephone or Internet you do not have to return this Proxy Card. To vote by telephone, please dial 1-866-540-5760, have your Proxy Card in hand when you call and follow the voice prompts. To vote by the Internet, please log on to http://www.proxyvoting.com/herc and have your Proxy Card in hand when you access the website.

This proxy when properly executed will be voted in the manner directed herein. If no choice is specified and the proxy is signed and returned, then the proxy will be voted FOR approval of each of Proposal No. 1, Proposal No. 2 and Proposal No.  3 and in the discretion of the proxies on any other matters as may properly come before the Annual Meeting.

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE)
________________________________________________________________________
-- Fold and Detach Here --

[PROXY CARD - REVERSE SIDE]

Please mark votes as in this sample: [X]

HERCULES PROPOSALS

Your Board of Directors Recommends a Vote “FOR” Proposal No. 1, Proposal No. 2 and Proposal No. 3.

1. Election of the following director nominees for a three-year term.

Nominees are:	1. John C. Hunter, III
2. Robert D. Kennedy
3. Craig A. Rogerson

FOR	WITHHOLD

[ ]	[ ]

Withhold vote only from ______________________________.

2. Ratification of BDO Seidman, LLP as independent registered public accountants for 2007.

FOR	AGAINST	ABSTAIN

[ ]	[ ]	[ ]

3. Amendments to the Hercules' Amended and Restated Certificate of Incorporation and the Hercules' Revised and Amended By-laws.

FOR	AGAINST	ABSTAIN

[ ]	[ ]	[ ]

* * * *

Mark here if your address has changed and provide us with your new address in the space provided to the right: [ ]	New Address: ___________________________________________ ___________________________________________ ___________________________________________

Mark here if you plan to attend the Annual Meeting: [ ]

Signature: _________________	Signature: ________________	Date __________, 2007

Title: _________________	Title: ________________

NOTE: Please sign exactly as name or names appear on this proxy. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. When signing as a corporation or a partnership, please sign in the name of the entity by an authorized person.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD
AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE,
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

________________________________________________________________________

-- Fold and Detach Here --